UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Brink’s Company

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The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Michael T. Dan

Chairman,

President and Chief Executive Officer

March 16, 2009

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at the Four Seasons Hotel Chicago, 120 East Delaware Place, Chicago, Illinois, on Friday, May 1, 2009, at 1:00 p.m., local time.

You will be asked to: (i) elect two directors for a term of two years; (ii) three directors for a term of three years; and (iii) approve an independent registered public accounting firm for the fiscal year ending December 31, 2009.

It is important that you vote, and we urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2009

Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 1, 2009, at 1:00 p.m., local time, at the Four Seasons Hotel Chicago, 120 East Delaware Place, Chicago, Illinois, for the following purposes:

1. To elect as directors the two nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2011.

2. To elect as directors the three nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2012.

3. To approve the selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2009.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 12, 2009 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

McAlister C. Marshall, II

Secretary

March 16, 2009

The Annual Report to Shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 12, 2009, together with these proxy materials, commencing on or about March 23, 2009.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 1, 2009.

•	The proxy statement and annual report to shareholders are available at
http://www.brinkscompany.com/py/proxy09.pdf and http://www.brinkscompany.com/ar/Brinks08.pdf.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

THE BRINK’S COMPANY

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Brink’s Company (the “Company”) of proxies from holders of the Company’s common stock (hereinafter “Brink’s Common Stock”), to be voted at the annual meeting of shareholders to be held on May 1, 2009, at 1:00 p.m., local time, at the Four Seasons Hotel Chicago, 120 East Delaware Place, Chicago, Illinois (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on March 12, 2009 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 12, 2009, the Company had outstanding 45,475,131 shares of Brink’s Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board of Directors knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and Annual Report to Shareholders are being mailed to shareholders of record as of the close of business on March 12, 2009, commencing on or about March 23, 2009. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

The election of directors and the selection of an independent registered public accounting firm are the only matters that the Board of Directors knows will be presented for consideration at the annual meeting. The shares of Brink’s Common Stock represented by proxies solicited by the Board of Directors will be voted in accordance with the recommendations of the Board of Directors on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Brink’s Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

The Company’s bylaws provide that the chairman of the annual meeting will determine the order of business, the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Votes cast by shareholders will be treated as confidential in accordance with a policy approved by the Board of Directors. Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company’s business by various reports sent to them regularly, as well as by operating and financial reports made at Board and Committee meetings by the President and Chief Executive Officer and other officers and members of management. During 2008, the Board met eleven times.

Lead Director

As provided in the Company’s Corporate Governance Policies, the Board has established the position of Lead Director, who is elected annually by the independent directors. The Lead Director, currently Mr. Barker, has the following roles and responsibilities:

—	preside over meetings of the non-management and independent Board members and, as appropriate, provide prompt feedback to the Chief Executive Officer and Chairman;

—	together with the Chief Executive Officer and Chairman, and with input from the non-management and independent Board members, prepare the Board’s agenda;

—	serve as a point of contact between non-management and independent Board members and the Chief Executive Officer and Chairman to report or raise matters;

—	call executive sessions of the Board or of the non-management and independent Board members;

—	serve as a “sounding board” and mentor to the Chief Executive Officer and Chairman;

—	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer and Chairman is incapacitated or otherwise unable to act; and

—	consult with the Chairman of the Compensation and Benefits Committee to provide performance feedback and compensation information to the Chief Executive Officer and Chairman.

Executive Sessions of the Board of Directors

The non-management members of the Board of Directors meet regularly without management present. As provided in the Company’s Corporate Governance Policies, the Board has designated Mr. Barker as the Lead Director, and Mr. Barker presides over each meeting of the non-management and independent Board members.

Director Attendance at Meetings

During 2008, all incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. Nine of the twelve directors then in office attended the 2008 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board of Directors of the Company must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board of Directors has adopted the following categorical standards as part of its Corporate Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer, of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.

(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the

Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board of Directors of the Company has affirmatively determined that all of the members of the Board of Directors, except Mr. Dan, are independent under the listing standards of the New York Stock Exchange and the categorical standards described above.

Audit and Ethics Committee

The Audit and Ethics Committee (the “Audit Committee”), established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Audit Committee oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, recommends the selection by shareholders at their annual meeting of an independent registered public accounting firm, confers with the Company’s independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with appropriate Company financial personnel and internal auditors regarding the Company’s internal controls, practices and procedures. The Audit Committee also oversees the Company’s legal and business ethics compliance programs. The Audit Committee currently consists of Mr. Martin, as Chairman, and Messrs. Barker, Breslawsky and Hudson. The Board has examined the composition of the Audit Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. The Board of Directors has identified Messrs. Martin, Barker, Breslawsky and Hudson as “audit committee financial experts” as that term is defined in the rules promulgated by the SEC. None of the Company’s Audit Committee members simultaneously serve on more than two other public company audit committees. The Audit Committee met nine times during 2008.

Procedures for Pre-Approval of Audit and Non-Audit Services.  The Audit Committee has adopted procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

Procedures for Review and Approval of Related Person Transactions.  The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

Compensation and Benefits Committee

The Compensation and Benefits Committee (the “Compensation Committee”) operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for the Chief Executive Officer and each of the other named executive officers. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation.” The Compensation Committee currently consists of Mr. Turner, as Chairman, and Messrs. Ackerman, Barker and Strang. The Board has examined the composition of the Compensation Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee met six times during 2008.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which was known as the Corporate Governance, Nominating and Management Development Committee until November 2008 (the “Corporate Governance Committee”), operates under a written charter, which is available as described under “Other Information—Availability of Documents.” The Corporate Governance Committee oversees the governance of the Company and recommends to the Board nominees for election as directors and as senior executive officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for renomination. The Corporate Governance Committee currently consists of Mr. Breslawsky, as Chairman, Mrs. Alewine and Messrs. Strang and Turner. The Board has examined the composition of the Corporate Governance Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Corporate Governance Committee charter. The Corporate Governance Committee met four times during 2008.

Director Compensation

It is the responsibility of the Corporate Governance Committee to recommend to the Board any changes in Board compensation. For a discussion of the process for determining Board compensation, elements of the compensation of the Board and the changes that occurred to Board compensation in 2008, see “Director Compensation” beginning on page 56.

Finance Committee

The Finance Committee was merged with the Strategy Committee in November 2008. It recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, is responsible for oversight of the Company’s Pension-Retirement Plan and 401(k) Plan and any similar plans that may be maintained from time to time by the Company and monitors the Company’s strategic direction. The Finance Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Finance Committee has authority to adopt amendments to the Company’s Pension-Retirement Plan, Pension Equalization Plan and 401(k) Plan. In carrying out these responsibilities, the Finance Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company’s Oversight Committee (a committee of senior management with shared responsibility over certain of the Company’s retirement plans), as well as outside experts retained in connection with the administration of those plans. The Finance Committee currently consists of Mrs. Alewine, as Chairwoman, and Messrs. Ackerman, Hudson and Martin, none of whom is an officer or employee of the Company or any of its subsidiaries. The Finance Committee met five times during 2008.

Executive Committee

The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board. The Executive Committee currently consists of Mr. Dan, as Chairman, and all other directors, except that a quorum of the Executive Committee consists of one-third of the number of members of the Executive Committee, three of whom must not be employees of the Company or any of its subsidiaries. The Executive Committee did not meet during 2008.

Director Nominating Process

The Company’s Corporate Governance Policies contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating director candidates. Both the Corporate Governance Committee Charter and the Corporate Governance Policies are available as described under “Other Information—Availability of Documents.”

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals.”

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience that would be of assistance to management in operating the Company’s business.

The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

On February 8, 2007, the Company and Pirate Capital LLC entered into a letter agreement pursuant to which Thomas R. Hudson Jr. was appointed to the Board and was nominated and recommended by the Board for election to the Board at the Company’s 2007 annual meeting of shareholders. Pirate Capital LLC agreed to withdraw its previously submitted nominations.

On February 25, 2008, the Company and MMI Investments, L.P. (“MMI”) entered into a settlement agreement pursuant to which Carroll R. Wetzel, Jr. was nominated and recommended for election to the Board at the 2008 annual meeting of shareholders. Upon the consummation of the Company’s spin-off of Brink’s Home Security (“BHS”), Mr. Wetzel was appointed to the board of directors of the entity that held BHS following the consummation of the spinoff, and Mr. Wetzel resigned from the Board effective upon consummation of the spin-off. At that time, Robert J. Strang was appointed to the Board as Mr. Wetzel’s replacement. MMI withdrew its previously submitted nominations.

The Company also agreed to reimburse MMI for certain expenses incurred in connection with its shareholder proposals, including payments made by MMI to Messrs. Strang and Wetzel to serve as its nominees, as well as costs associated with the termination of the arrangements between MMI and Messrs. Strang and Wetzel. Messrs. Strang and Wetzel have confirmed to the Company that, as consideration for agreeing to serve as MMI’s nominees, they each received from MMI a $25,000 up-front payment, 7,500 stock appreciation rights linked to the value of Brink’s Common Stock, and reimbursement of reasonable expenses associated with the nominations up to $5,000. Each was also to receive from MMI an additional 2,500 stock appreciation rights if any MMI nominee was elected to the Board of Directors of the Company. Mr. Wetzel has confirmed to the Company that on February 29, 2008, Mr. Wetzel and MMI terminated these agreements and Mr. Strang has confirmed to the Company that on February 27, 2008, Mr. Strang and MMI terminated these agreements. Pursuant to the termination agreements, Messrs. Strang and Wetzel each received a cash payment from MMI of $200,000 in lieu of the stock appreciation rights they were to receive or might have received from MMI under the previous arrangements.

Michael J. Herling, who was elected by the Board of Directors as a director effective January 22, 2009, was evaluated as a candidate for the Board of Directors at the suggestion of one of the non-management directors. Based on its own review of this candidate, the Corporate Governance Committee recommended the election of Mr. Herling as a director and his inclusion on the proxy card.

Thomas C. Schievelbein, who was elected by the Board of Directors as a director effective March 9, 2009, was evaluated as a candidate for the Board of Directors at the suggestion of one of the non-management directors. Based on its own review of this candidate, the Corporate Governance Committee recommended the election of Mr. Schievelbein as a director and his inclusion on the proxy card.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 20, 2008, the date that is 120 days before the anniversary of the prior year’s release of the proxy statement.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board of Directors. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail attention “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Lead Director at, or prior to, the next executive session held at a regular Board meeting.

PROPOSALS OF THE BOARD

The following proposals are expected to be presented to the meeting. Holders of Brink’s Common Stock will have one vote per share. Absent voting instructions from a shareholder, a broker may or may not vote shares held by a broker in “street name” (“Brokers’ Shares”) in its discretion depending on the proposals before the meeting. Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters.” The Company believes that the election of directors and the approval of the independent registered public accounting firm are routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. Under the rules of the New York Stock Exchange, however, a broker may not be able to vote on proposals that are not considered “routine.” When a proposal is not a routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal.

In order for the meeting to be conducted, a majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions, withheld votes and Brokers’ Shares are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present.

Proposal No. 1—Election of Directors: in order to be elected, nominees for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and Brokers’ Shares that are not voted on Proposal No. 1 will not be included in determining the number of votes cast and will not affect the outcome of the vote.

Proposal No. 2—Approval of the Selection of an Independent Registered Public Accounting Firm: in order for the proposal to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. Abstentions and Brokers’ Shares that are not voted on Proposal No. 2 will not be counted in determining the number of votes cast and will not affect the outcome of the vote.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s charter and bylaws, the Board of Directors is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended, and the Board of Directors has approved, the following nominees for election as directors: Messrs. Ackerman and Strang, each for a two-year term expiring in 2011, and Mrs. Alewine and Messrs. Herling and Schievelbein, each for a three-year term expiring in 2012. Mrs. Alewine and Messrs. Ackerman, Herling, Schievelbein and Strang presently serve as directors.

The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation and employment during the past five years, other directorships and positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director.

NOMINEES FOR ELECTION AS DIRECTORS FOR A TWO-YEAR TERM EXPIRING IN 2011

(2), (4), (5)	ROGER G. ACKERMAN, 70, is the retired Chairman and Chief Executive Officer of Corning Incorporated, a company engaged in specialty glass, ceramics and communications. He retired as Chairman of the Board of Corning Incorporated in June 2001. From 1996 through 2000, Mr. Ackerman served as Chief Executive Officer of Corning Incorporated, prior to which he served as President and Chief Operating Officer from 1992 to 1996. He is a director of Massachusetts Mutual Life Insurance Company. Mr. Ackerman has been a director of The Brink’s Company since 1991.

(2), (3), (4)	ROBERT J. STRANG, 52, is Chief Executive Officer of Investigative Management Group, a Unit of Strang Hayes Holding Corp., a provider of corporate security and intelligence gathering services in the high-end investigative market, and has held that position since 2003. Prior to his current position, he co-founded and was a principal of Strang Hayes Consulting from 1989 until its sale to SPX Corporation in 2001 and was also with the United States Department of Justice from 1979 until 1989. Mr. Strang is currently a Director for the New York City Economic Development Corporation. Mr. Strang has been a director of The Brink’s Company since 2008.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2012

(3), (4), (5)	BETTY C. ALEWINE, 60, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine served as President and Chief Executive Officer of COMSAT from 1996 until August 2000, when the company was acquired by Lockheed Martin Corporation. She served as President of COMSAT’s largest operating unit from 1994 to 1996. She is a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has been a director of The Brink’s Company since 2000.

(4)	MICHAEL J. HERLING, 51, is a founding partner of Finn Dixon & Herling LLP, a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel, and has held that position since 1987. He is currently a member of the Board of Directors of DynaVox Systems, LLC and a member of the Board of Trustees of Colgate University. Mr. Herling has been a director of The Brink’s Company since 2009.

(4)	THOMAS C. SCHIEVELBEIN, 55, is a business consultant and has served in this capacity since November 2004. He is the retired President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company. Mr. Schievelbein served as President of Northrop Grumman Newport News from November 2001 until his retirement in November 2004. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc. He is a director of McDermott International, Inc. and New York Life Insurance Company. Mr. Schievelbein has been a director of The Brink’s Company since 2009.

CONTINUING DIRECTORS

(1), (3), (4)	MARC C. BRESLAWSKY, 66, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from 2001 until 2005, when the company was acquired by Océ N.V. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes Inc., and Vice Chairman from 1994 to 1996. He is a director of The United Illuminating Company and C.R. Bard, Inc. Mr. Breslawsky has been a director of The Brink’s Company since 1999. His current term as a director of the Company expires in 2011.

(4)	MICHAEL T. DAN, 58, is Chairman of the Board, President and Chief Executive Officer of the Company. Prior to his election as President and Chief Executive Officer of the Company in February 1998, he served as President and Chief Executive Officer of Brink’s, Incorporated beginning in 1993. He is a director of Principal Financial Group, Inc. and Principal Life Insurance Company. Mr. Dan has been a director of The Brink’s Company since 1998. His current term as a director of the Company expires in 2011.

(1), (4), (5)	THOMAS R. HUDSON JR., 43, is the Manager of Pirate Capital LLC, a company that provides investment management services to investment partnerships and other entities, which he founded in 2002. From 1999 to 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment firm specializing in the distressed debt area, where he directed all distressed research and managed the bank loan trading desk. From 1997 to 1999, he served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., a brokerage firm, and was responsible for investing and trading a $500 million portfolio of distressed, domestic and international private assets. From 1993 to 1997, he served as a Vice President and Portfolio Manager at Merrill, Lynch, Pierce, Fenner & Smith Incorporated, a brokerage firm, and was responsible for investing and trading a $200 million portfolio of distressed, domestic, private assets. Mr. Hudson also served as Chairman of the Loan Syndications and Trading Association’s Distressed Debt Committee from 1996 to 1999. Currently, Mr. Hudson sits on the boards of The Pep Boys—Manny, Moe & Jack and the Centurion Foundation. Mr. Hudson has been a director of The Brink’s Company since 2007. His current term as a director of the Company expires in 2010.

(1), (4), (5)	MURRAY D. MARTIN, 61, is the Chairman, President and Chief Executive Officer of Pitney Bowes Inc., a provider of integrated mailstream management solutions, and has held that position since January 2009. Prior to his current position, Mr. Martin served as President and Chief Executive Officer of Pitney Bowes Inc. from May 2007 to December 2008 and President and Chief Operating Officer of Pitney Bowes Inc. from October 2004 to May 2007. From January 2001 to October 2004, he served as Executive Vice President and Group President of Global Mailstream Solutions, a division of Pitney Bowes Inc. From January 1998 to January 2001, he was President of Pitney Bowes International. He is a director of Pitney Bowes Inc. Mr. Martin has been a director of The Brink’s Company since 2005. His current term as a director of the Company expires in 2010.

(2), (3), (4)	RONALD L. TURNER, 62, is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. Mr. Turner served as Chairman, President and Chief Executive Officer of Ceridian Corporation from January 2000 until his retirement in October 2006; Chief Operating Officer from April 1998 to January 2000; and Executive Vice President of Operations from March 1997 to April 1998. He is a director of Circuit City Stores, Inc. Mr. Turner has been a director of The Brink’s Company since 2002. His current term as a director of the Company expires in 2010.

(1)	Audit and Ethics Committee

(2)	Compensation and Benefits Committee

(3)	Corporate Governance and Nominating Committee

(4)	Executive Committee

(5)	Finance Committee

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR ALL NOMINEES FOR ELECTION AS DIRECTORS.

STOCK OWNERSHIP

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 31, 2009, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)		Percent of Class*
Mr. Ackerman	54,268		*
Mrs. Alewine	42,442		*
Mr. Barker	16,380		*
Mr. Breslawsky	67,878		*
Mr. Cazer	0		*
Mr. Dan	853,882		1.88%
Mr. Hartough	54,936		*
Mr. Herling	0		*
Mr. Hudson	801,977	(b)	1.76%
Mr. Lennon	94,093	(c)	*
Mr. Marshall	880		*
Mr. Martin	14,698		*
Mr. Reed	182,939	(d)	*
Mr. Ritter	89,089		*
Mr. Schievelbein	0		*
Mr. Schumacher	27,482		*
Mr. Strang	0		*
Mr. Turner	28,570		*
18 directors and executive officers as a group	2,329,514		5.12%

*	Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock that could be acquired within 60 days after January 31, 2009, upon the exercise of options granted pursuant to the Company’s stock option plans, as follows:

Mr. Ackerman	44,752
Mrs. Alewine	42,442
Mr. Barker	14,698
Mr. Breslawsky	67,878
Mr. Cazer	0
Mr. Dan	762,537
Mr. Hartough	45,936
Mr. Herling	0
Mr. Hudson	7,349
Mr. Lennon	64,311
Mr. Marshall	0
Mr. Martin	14,698
Mr. Reed	128,620
Mr. Ritter	85,747
Mr. Schievelbein	0
Mr. Schumacher	20,211
Mr. Strang	0
Mr. Turner	28,570
All directors and executive officers as a group (18 persons)	1,327,749

(b)	Each of Pirate Capital LLC (“Pirate”), a Delaware limited liability company engaged primarily in the business of providing investment management services to investment partnerships and other entities, and Thomas R. Hudson Jr. (“Hudson”), an individual who is the sole owner and Manager of Pirate, was deemed to be the beneficial owner of the shares of Brink’s Common Stock held by Jolly Roger Fund LP and Jolly Roger Offshore Fund Ltd and as such Pirate and Hudson had sole voting power over no shares of Brink’s Common Stock, shared voting power over 781,474 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 781,474 shares of Brink’s Common Stock. In addition, Mr. Hudson owned 13,154 shares of Brink’s Common Stock directly. All of these shares of Brink’s Common Stock were pledged as security. Subsequent to January 31, 2009, each of Pirate and Mr. Hudson sold all of their shares of Brink’s Common Stock.

(c)	Includes 29,782 shares of Brink’s Common Stock held jointly by Mr. Lennon with his wife.

(d)	Includes 54,319 shares of Brink’s Common Stock held jointly by Mr. Reed with his wife.

As of March 2, 2009, there are no persons known to the Company to be deemed beneficial owners of more than five percent of the outstanding Brink’s Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to incent and reward executives to contribute to the achievement of the Company’s business objectives, and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the Company’s executive officers with those of its shareholders by delivering a significant proportion of total compensation that is dependent upon the Company’s performance and increased shareholder value.

The Company is a global leader in security-related services that operates Brink’s, Incorporated (“Brink’s”), the world’s premier provider of secure transportation and cash management services. Prior to October 31, 2008, the Company also operated Brink’s Home Security (“BHS”), a North American security alarm monitoring company. On October 31, 2008, the Company completed the spin-off of BHS, which became an independent public company. After the spin-off, the Company no longer includes the results of BHS operations as part of its continuing operations.

The Company has encountered and will continue to encounter short-term and long-term opportunities and challenges, including competition from other companies in the industries in which it competes, the extension of the Company’s brands into new markets and the pursuit of operating efficiencies. The Compensation Committee believes that the compensation packages of the executive officers named in the Summary Compensation Table (the “named executive officers”) support the Company’s short-term and long-term goals by providing the Company’s named executive officers an appropriate and balanced mix of compensation elements, which include short-term incentives that reward executives for current performance and the achievement of near-term goals and long-term incentives that reward executives for financial performance over a sustained period and strengthen mutuality of interests between the named executive officers and shareholders. In addition, the Compensation Committee believes that various elements of the Company’s compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to the Company’s financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks.

2008 Executive Compensation Developments

The Compensation Committee noted the following with respect to its oversight of the Company’s executive compensation program for the named executive officers during 2008.

—

The Compensation Committee approved salary increases, target awards and cash payouts under the Key Employees Incentive Plan (“KEIP”) and the Management Performance Improvement Plan (“MPIP”) and equity awards.

—

The Company hired a new Vice President and Chief Financial Officer and a new Vice President, General Counsel and Secretary. The Compensation Committee approved grants of restricted stock unit awards in connection with these hires as part of each compensation package.

—	The Compensation Committee approved agreements with the three named executive officers who retired from the Company during 2008.

—

The Compensation Committee applied a dollar-based approach for determining levels of long-term equity incentive compensation as opposed to the prior approach based on a given number of shares. The Compensation Committee believes that this dollar-based approach is more appropriate because it reflects the current practice of the companies in the peer group (as defined below) and it resulted in 2008 total long-term incentive compensation opportunities for the named executive officers that were closer than in previous years to the targeted range.

—

The Compensation Committee implemented certain changes consistent with evolving market norms to the Company’s severance agreement entered into with Mr. Cazer and change in control agreements entered into with Messrs. Cazer and Marshall in connection with their employment, including providing for reduced amounts payable under the agreements and decreasing the protections of the tax gross-up provisions as compared to prior agreements.

Executive Compensation Program Overview

Each named executive officer’s compensation package comprises six elements. A description of these six elements, and their function within the total compensation program, is shown below:

Element	Description	Function

Base salary	Fixed compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention

Annual bonus awards	Key Employees Incentive Plan (“KEIP”): Discretionary amount payable annually in cash	Motivates and rewards for achievement of annual Company, unit and individual goals

Long-term incentives

Management Performance Improvement Plan (“MPIP”): Performance-based cash incentive, based on achievement of financial performance goals over a three-year period; award targets and goals set annually by the Compensation Committee

2005 Equity Incentive Plan: Equity awards, including options, stock appreciation rights, restricted stock, performance stock, other stock-based awards or any combination thereof, may be granted at the Compensation Committee’s discretion

Encourages executives to increase shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price

Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards stock price performance

Special cash bonuses	Discretionary cash bonus awarded in extraordinary and very limited circumstances	Rewards exemplary performance of major projects or tasks beneficial to the Company

Benefits	Deferred compensation and other benefits: Generally non-performance-based, although the value of deferred compensation is tied directly to the stock price; Company matching contributions on amounts deferred; 401(k); frozen defined benefit pension	Provides for current and future needs of the executives and their families; aids in recruitment and retention; strengthens mutuality of interests between executives and shareholders

Contractual and severance arrangements	Severance plan, employment contract and change in control plan: Contingent amounts payable only if employment is terminated under certain conditions	Provides employment continuity; encourages the objective evaluation of potential changes to the Company’s strategy and structure

We believe the combination of these different elements provides an appropriate balance of incentives, rewards and benefits to our executives and enables us to meet our desired compensation objectives, strengthen our ability to attract and retain highly qualified individuals and to appropriately link pay to performance.

Process for Setting Executive Compensation

The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation, special cash bonuses and the terms and conditions of employment for the Company’s Chief Executive Officer (“CEO”) and each of the other named executive officers. The Compensation Committee is also responsible for ensuring that named executive officers of the Company are compensated in a manner consistent with these policies. The Company’s Board of Directors approves salary and annual performance awards for the CEO, based on the recommendations of the Compensation Committee.

The Company’s executive compensation policies are applied in the same manner to all of the named executive officers. The differences in amounts of compensation for each named executive officer reflect the significant differences in the scope of responsibilities and authority attributed to their respective positions, their individual performance and their experience.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and the Compensation Committee’s executive compensation consultant. For 2008, Towers Perrin served as executive compensation consultant to the Company and the Compensation Committee. Frederic W. Cook & Co., Inc. (the “Cook firm”) also advised the Compensation Committee during 2008. The executive compensation consultant’s role with the Compensation Committee is to provide independent advice and counsel. The Compensation Committee does not delegate authority to executive compensation consultants or to other parties. During 2008, Towers Perrin (1) periodically met with management and participated in Compensation Committee meetings throughout the year, (2) analyzed competitive levels of each element of compensation for each of the named executive officers, (3) provided information regarding executive compensation trends and (4) advised the Compensation Committee regarding modifications to the Company’s executive compensation program to assist the Company in meeting its executive compensation goals. Towers Perrin prepared a detailed report and analysis that was reviewed by the Cook firm and the Compensation Committee and served as guidance for the Compensation Committee in establishing the compensation of the named executive officers for 2008.

New Named Executive Officers

Mr. Cazer was elected as the Company’s Vice President and Chief Financial Officer on May 1, 2008, and Mr. Marshall was elected as the Company’s Vice President, General Counsel and Secretary effective as of September 15, 2008. Mr. Cazer had served in multiple Chief Financial Officer roles for business units within General Electric Company. Mr. Marshall had previously worked for the Company from 2000 to 2006, most recently serving as the Company’s Assistant General Counsel and Secretary before assuming the General Counsel position at Tredegar Corporation from September 2006 to September 2008. The Compensation Committee wanted to integrate the new executives into the Company’s existing executive compensation structure, while balancing both competitive and internal equity considerations. The compensation components were designed to (i) be consistent with the Company’s existing compensation arrangements with its other named executive officers, and (ii) include a component compensating the new named executive officers for amounts that each individual forfeited by leaving their former employers. Mr. Cazer received two restricted stock unit awards, one of which was to compensate him for forfeiting incentive awards at his former employer. Mr. Marshall received awards for stock options and restricted stock units, and he received a minimum bonus award to compensate him for forfeiting incentive awards at his former employer. In addition, Mr. Cazer’s employment package included a severance agreement described below.

Factors Considered in Determining Executive Compensation

The Compensation Committee annually reviews the total compensation, including the components, of each named executive officer by reviewing various relevant compensation reports prepared by the Company’s Chief Administrative Officer and, as described above, the executive compensation consultants. These reports include competitive pay practices, the value of all Company compensation paid, including base salary, annual and long-term incentive compensation, Company matching contributions on deferred compensation, outstanding equity awards, benefits, perquisites and potential payments under various termination scenarios. The Compensation Committee also reviews tally sheets, the purpose of which is to provide a framework for the Compensation Committee to determine whether the Company’s executive compensation program is in line with current competitive practices. The Compensation Committee also reviews the CEO’s evaluation of the performance of the other named executive officers as well as his recommendations related to compensation for the other named executive officers. The Compensation Committee approves any adjustments to compensation based on an evaluation of each executive’s individual performance and the competitive compensation market. With respect to the CEO, the Compensation Committee reviews the CEO’s performance evaluation conducted by the Board of Directors, as well as performance relative to pre-determined annual objectives.

The Compensation Committee considers a variety of factors in coming to decisions regarding compensation for the named executive officers. Competitive market information is an important consideration, but not the only one.

Market competitiveness.  The Compensation Committee periodically reviews and relies upon competitive market information and reports on executive compensation practices from an executive compensation consultant regarding competitive pay levels and compensation structures. In setting compensation levels for the named executive officers and other executives, the Compensation Committee aims to provide target compensation—in the aggregate, and generally for each element—that is competitive, and therefore approximates the 50th percentile (or the market median) for comparable positions at companies of similar size, or with data adjusted to account for differences in revenues, included in the market comparisons conducted by the executive compensation consultant (the “peer group”). Individual compensation may be more or less than the median compensation amount when warranted by individual or corporate performance. Because of the variability inherent in market data and adjustments required in applying such data to the Company’s executive compensation program, based on the advice of Towers Perrin, the Compensation Committee considers compensation that is within 15% above or below the median to be statistically within a competitive range of the market median. The comparison to the market median is done on a position by position basis and takes into account the relative responsibilities and authority of each named executive officer.

For 2008, the peer group consisted of 138 services industry companies of a similar size in terms of revenues to the Company. Towers Perrin assumed Company revenue of $3.4 billion for purposes of compiling the peer group (as compared to reported revenues of $3.2 billion from continuing operations for the year ended December 31, 2007, for the Company). In reviewing the peer group information and making 2008 executive compensation decisions, the Compensation Committee considered that the Company is continuing to transform from a large conglomerate into a smaller, more focused security company. A complete list of the peer group companies is set forth on Annex A to this proxy statement. The peer group data contained in the market comparisons was based on 2007 information as adjusted by Towers Perrin through July 2008.

Based on its analysis, Towers Perrin concluded that the Company’s overall current total target compensation for each of the named executive officers is within the competitive range around the market median. In light of this analysis, the Company’s 2007 and 2008 financial results, the successful spin-off of BHS and other Company and individual accomplishments, the Compensation Committee believes that the amounts of 2008 actual total compensation for the named executive officers are appropriate.

The following table sets forth the total compensation competitive market information reviewed by the Compensation Committee in making 2008 compensation decisions for Messrs. Dan, Lennon and Schumacher, the three named executive officers who were continuously employed by the Company during 2008. For purposes of the table below, total compensation includes base salary as of December 31, 2008, 2008 KEIP bonus payments, 2008-2010 MPIP target awards and 2008 equity awards.

Name	2008 Median Total Compensation(a)(b)	2008 Actual Total Compensation(b)	2008 Actual Total Compensation as a Percentage of 2008 Median Total Compensation
Michael T. Dan President, Chief Executive Officer and Chairman of the Board	$5,100,000	$5,648,250	111%

Frank T. Lennon Vice President and Chief Administrative Officer	1,325,000	1,323,000	100

Matthew A.P. Schumacher Controller	390,000	446,500	114

(a)	Determined using 2007 peer group information adjusted by Towers Perrin through July 2008.

(b)	Value of stock option awards included in total 2008 compensation calculated using assumptions from Company averages for financial reporting process.

In reviewing the compensation arrangements for Messrs. Cazer and Marshall, the Compensation Committee reviewed the following competitive market information. For purposes of the table below, 2008 target total compensation includes base salary as of December 31, 2008, 2008 target KEIP bonus for Mr. Cazer, minimum KEIP bonus for Mr. Marshall and 2008 equity awards.

Name	2008 Median Total Compensation(a)	2008 Target Total Compensation	2008 Target Total Compensation as a Percentage of 2008 Median Total Compensation
Michael J. Cazer Vice President and Chief Financial Officer	$1,745,000	$1,688,000	96.7%

McAlister C. Marshall, II Vice President, General Counsel and Secretary	1,295,000	880,000	68.0

(a)	Determined using 2007 peer group information adjusted by Towers Perrin through July 2008.

Other Factors

The Compensation Committee considers a variety of factors in coming to decisions regarding compensation for the named executive officers in addition to competitive market information. The other main factors include:

Performance.  The Company’s policy is to provide the named executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance. The Compensation Committee considers these performance factors when approving adjustments to the compensation of the named executive officers.

Many of the Compensation Committee’s 2008 executive compensation decisions, including base salary and long-term incentive opportunities, took into account the Company’s 2007 financial results and other accomplishments achieved under the leadership of the named executive officers. For the year ended December 31, 2007, the Company recorded strong overall Company results. Full-year 2007 revenue from continuing operations was $3.2 billion, up 14% from $2.8 billion in 2006. Full-year operating profit from continuing operations was $274.0 million, up 31% from $209.5 million in 2006. Income from continuing operations was $148.6 million, or $3.16 per share, in 2007 versus $113.1 million, or $2.24 per share, in 2006. The Company subsequently re-classified these financial results in connection with the spin-off of BHS, which required BHS revenue and operating profit to be transferred to discontinued operations.

As more fully discussed below under “Executive Compensation Program Components—Annual Bonus Awards—2008 Payouts”, the Compensation Committee also considered the Company’s 2008 financial results, the successful spin-off of BHS and other accomplishments achieved under the leadership of the named executive officers when making decisions regarding 2008 KEIP bonuses.

Mix of current and long-term compensation.  Because the successful operation of the Company’s business requires a long-term approach, an emphasis of the program is on long-term compensation by means of long-term incentives. The Compensation Committee believes that this emphasis on long-term compensation aligns the named executive officers’ interests with the economic interests of the Company’s shareholders and also reflects the Company’s business model.

Impact and mix of cash vs. non-cash compensation.  The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The Compensation Committee has determined that current compensation—base salary and annual bonuses—should be delivered in cash, but that long-term incentive compensation should include a combination of long-term cash incentives and stock-based compensation so that the long-term financial rewards available to the named executive officers are linked to increases in the Company’s value over the long-term. The Compensation Committee believes that this also aligns the named executive officers’ interests with the economic interests of the Company’s shareholders.

Amount of accumulated or prior year’s compensation.  A named executive officer’s annual compensation, including long-term incentives, should reflect his current and expected future performance and the executive’s contribution to the Company’s current and expected future performance. While the Compensation Committee reviews accumulated or outstanding compensation, there is not a direct relationship between the amounts of realizable or potentially realizable payments and the decisions regarding pay in the current year.

Executive Compensation Program Components

The Company’s executive compensation program for its named executive officers consists of the following elements:

Base Salary

For 2008, the Compensation Committee considered the following factors in making base salary decisions for each named executive officer:

—	the market median base salary for comparable positions in companies in the peer group;

—	the importance of the particular position to the Company;

—	the difficulty in replacing the executive;

—	the executive’s individual performance;

—	internal alignment considerations;

—	inflation; and

—	the median total compensation for companies in the peer group.

The relative weight given to each factor varied with each position and individual and was within the sole discretion of the Compensation Committee. Decisions regarding the individual performance factor identified above and used by the Compensation Committee in making base salary decisions for each named executive officer, other than the CEO and Messrs. Cazer and Marshall, were based on the Compensation Committee’s review of the CEO’s evaluation of the officer’s individual performance for the prior year, as well as his recommended salary adjustments. The Compensation Committee’s decisions regarding Messrs. Cazer and Marshall’s 2008 base salary in connection with each of their hirings was based upon the Compensation Committee’s review of the factors set forth above. Decisions regarding the individual performance factor identified above and used in making base salary decisions for the CEO were based on the Board of Directors’ review of the CEO’s individual performance for the prior year.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2008 base salaries for each of the continuing named executive officers, 2008 base salaries and the percentage of the annual base salary for each named executive officer as compared to the peer group:

Name	2008 Median Base Salary(a)	Annual Base Salary Rate as of December 31, 2008	2008 Compensation Ratio(b)
Mr. Dan	$970,000	$1,107,250	114%
Mr. Cazer	485,000	450,000	93
Mr. Lennon	415,000	415,000	100
Mr. Marshall	410,000	350,000	85
Mr. Schumacher	200,000	220,500	110

(a)	Determined using 2007 peer group information adjusted by Towers Perrin through July 2008.

(b)	Percentage of the 2008 annual base salary for each named executive officer as compared to the peer group median.

Increases in base salaries from 2007 to 2008 for Messrs. Dan, Lennon and Schumacher ranged from approximately 3% to 4.5%. With respect to the base salary increases for Messrs. Dan, Lennon and Schumacher, the Compensation Committee noted (1) each of these named executive officers’ base salaries, as adjusted for the 2008 base salary increases, fell within the competitive range of the market median for median base salaries, (2) such increases were in-line with the market trend of 2008 base salary increases for executive officers in the United States, (3) each named executive officer’s individual performance, (4) the Company’s financial results and other accomplishments achieved in 2007 under the leadership of the named executive officers and (5) such increases were consistent with base salary increases within the rest of the Company. With respect to the base salaries for Messrs. Cazer and Marshall, the Compensation Committee set such base salaries within the competitive range around the market median.

Annual Bonus Awards

The KEIP is designed to provide financial incentive for certain employees of the Company, including the Company’s named executive officers, because the Company believes their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company. The KEIP provides an opportunity for the named executive officers to earn additional annual cash compensation based upon the following three performance factors:

—	the named executive officer’s individual performance;

—

the results achieved by the Company, including revenue and operating profit levels, cash flow, earnings per share, safety and security results and other quantitative and nonquantitative measurements; and

—	the results achieved by the named executive officer’s unit or department.

The CEO’s annual cash compensation under the KEIP is based upon the first two factors only.

All annual incentive payments are discretionary, with the Compensation Committee recommending to the Board of Directors bonuses for the CEO and establishing bonuses for the other named executive officers after reviewing the recommendations of the CEO.

2008 Target Award Opportunities.  The CEO recommended to the Compensation Committee competitive incentive targets under the KEIP for the named executive officers. The target incentive was expressed as a percent of the participant’s annual base salary as of the end of the year and was designed to be indicative of the incentive payment that each participant would expect to receive on the basis of strong performance by the individual, the Company and, in the case of the named executive officers other than the CEO, the named executive officer’s unit or department. After reviewing competitive market information and the CEO’s recommendations, the Compensation Committee approved 2008 target incentives for each of the named executive officers at levels consistent with the CEO’s recommendations.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2008 KEIP incentive targets for each of the continuing named executive officers, other than Mr. Marshall who was hired in September 2008. Mr. Marshall’s compensation package included a minimum KEIP bonus of $80,000 for 2008 to compensate Mr. Marshall for forfeiting incentive awards at his former employer.

Name	2008 Median Target Annual Bonus(a)	2008 Target KEIP Bonus		2008 Target KEIP Bonus as a Percentage of 2008 Median Target Annual Bonus
		(%)	($)
Mr. Dan	$970,000	100	1,107,250	114%
Mr. Cazer	320,000	65	293,000	92
Mr. Lennon	240,000	55	226,000	94
Mr. Schumacher	65,000	35	77,175	119

(a)	Determined using 2007 peer group information adjusted by Towers Perrin through July 2008.

Although the Compensation Committee set 2008 KEIP target incentives for each of the named executive officers at or near the 50th percentile of the peer group, the 2008 target bonus amounts for Messrs. Dan and Schumacher, when compared against median target annual bonus amounts for the peer group, exceeded the 50th percentile. This results from the fact that the 2008 base salaries for Messrs. Dan and Schumacher were at the high end of the competitive range around the market median for base salaries.

Actual payments under the KEIP could have ranged from 0% to 200% of each named executive officer’s target incentive award based on the results of the performance factors described above, applied and considered at the discretion of the Compensation Committee.

2008 Payouts.  For purposes of awarding actual payments under the KEIP in 2008 for each of the continuing named executive officers who participated in the 2008 KEIP program, the Compensation Committee generally reviewed target payouts that gave individual performance a weight factor of 50%, and each of unit or department and Company performance weight factors of 25%. In the case of the CEO, individual performance and Company performance were each weighted 50%.

In determining actual 2008 KEIP bonuses, the Compensation Committee reviewed the recommendations of the CEO, who gave significant weight to the achievement in 2008 of (1) overall Company results, including 2008 revenues of $3.16 billion from continuing operations, an increase of 16% compared with 2007 revenues, and 2008 earnings per share from continuing operations of $2.82, an increase of 69% compared with 2007 earnings per share, and (2) unit and department results that met performance expectations. These financial results reflect the Company’s transfer of BHS revenue and operating profit to discontinued operations, in connection with the spin-off. The Compensation Committee noted that these achievements occurred under the leadership of the named executive officers who positioned the Company for these 2008 results and future growth. The Compensation Committee recognized that all of the named executive officers contributed significantly to these achievements and used these achievements as indicators of individual performance.

The Compensation Committee also recognized the following other significant individual contributions by the continuing named executive officers who participated in the 2008 KEIP program: (1) implementing the successful spin-off of BHS, (2) reviewing and assessing the Company’s strategic alternatives; (3) addressing concerns and issues presented by the Company’s shareholders related to the Company’s strategic alternatives; (4) successfully transitioning senior executive officers during 2008, including the Chief Financial Officer and the General Counsel positions; (5) completing the sale of natural resource assets and associated liabilities to a third party; (6) commencing cost cutting measures throughout the Company; and (7) providing value-added services to the business units.

Based on the foregoing factors and after exercising the discretion referred to above, the Compensation Committee awarded the following 2008 annual KEIP bonuses:

Name	2008 Actual KEIP Bonus
Mr. Dan	$1,500,000
Mr. Cazer	250,000
Mr. Lennon	300,000
Mr. Marshall	80,000
Mr. Schumacher	110,000

Long-Term Incentive Compensation

For 2008, the Compensation Committee reviewed and considered competitive market information at or near the 50th percentile of the peer group, and, as discussed below, established combined long-term incentive compensation opportunities (MPIP target bonus and equity award) within the competitive range of the 50th percentile of the peer group for the continuing named executive officers, other than Mr. Marshall. The Compensation Committee considered the following factors in determining the amount of long-term incentive compensation opportunities awarded to the named executive officers in 2008:

—	peer group median long-term incentive amounts;

—	the executive’s performance;

—	the executive’s potential future contributions to the Company;

—	the current compensation of the executive;

—	the importance of the executive to the Company over the long term, and the executive’s performance relative to his or her peers within the Company;

—	retention issues and concerns; and

—	the median total compensation for companies in the peer group.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2008 combined long-term incentive opportunities for each of the continuing named executive officers:

Name	2008 Median Total Long-Term Incentive Compensation(a)(b)	Total 2008 Long-Term Incentive Compensation(b)(c)		Total 2008 Long-Term Incentive Compensation as a Percentage of Median Total Long-Term Incentive Compensation
Mr. Dan	$3,160,000	$3,041,000		96%
Mr. Cazer	940,000	945,000	(d)	101
Mr. Lennon	670,000	608,000		91
Mr. Marshall	650,000	450,000		69
Mr. Schumacher	125,000	116,000		93

(a)	Determined using 2007 peer group information adjusted by Towers Perrin through July 2008.

(b)	Value of equity awards included in total 2008 long-term incentive compensation calculated using assumptions from Company averages for financial reporting process.

(c)	Total 2008 long-term incentive compensation is composed of 2008-2010 MPIP target bonus and equity awards granted in 2008, other than for Messrs. Cazer and Marshall who did not receive a 2008-2010 MPIP award.

(d)	Does not include $800,015 restricted stock unit award granted in consideration of Mr. Cazer forfeiting incentive awards at his former employer.

Beginning in 2008, the Compensation Committee applied a dollar-based approach for determining levels of long-term equity incentive compensation. The Compensation Committee believes that a dollar-based approach is more appropriate than an approach based on a given number of shares, reflects the current practice of most of the companies in the peer group and results in total long-term incentive compensation for the named executive officers that is closer to the targeted range.

With respect to the 2008 long-term incentive compensation opportunities for each of the continuing named executive officers, the Compensation Committee noted:

—

that, other than for Mr. Marshall who was hired in September 2008, total 2008 long-term incentive compensation was within the competitive range of the peer group median total long-term incentive compensation for each of the continuing named executive officers;

—	the strong potential of each continuing named executive officer and his long-term importance to the Company; and

—	the Company’s strong desire to retain each of the continuing named executive officers, particularly in light of the recent shareholder activism involving the Company.

The components of long-term incentive compensation include the following:

Management Performance Improvement Plan.  The MPIP is an incentive compensation plan that the Company believes promotes the financial interests of the Company and its shareholders by linking the long-term financial incentives of the named executive officers to improvement in the Company’s financial performance. At the beginning of each three-year performance measurement period, the Compensation Committee sets award targets that are tied to initial performance goals for the named executive officers under the MPIP. The initial performance goals serve as the minimum performance goals for the full three-year performance measurement period. At the beginning of each fiscal year after the initial year in the applicable three-year performance measurement period, the Compensation Committee reviews the Company’s actual annual results against the performance goals established for the immediately preceding year. Based on this review, the Compensation Committee, in its sole discretion, may increase (but not reduce) the performance goals in the three-year performance measurement period. Cash awards to the named executive officers at the end of the three-year measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established performance goals.

Because awards are earned at the end of three-year performance measurement periods, there are three overlapping measurement periods in effect at any one time. In addition, because the Compensation Committee annually sets initial performance goals for the named executive officers at the beginning of each three-year performance measurement period and reviews previously established goals for existing three-year performance measurement periods, the adoption of the initial performance goals, to the extent that they are more difficult to attain than the performance goals for previously established three-year performance measurement periods, effectively raises the performance goals used in evaluating the previously established three-year performance measurement periods.

The Company believes that the three-year performance measurement period provides an appropriate incentive to the named executive officers to focus on the Company’s long-term goals and performance. The Company also believes that the annual review of the previously established performance goals is an important component of the MPIP as it allows the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out of the ordinary events or transactions, such as acquisition activity, that may occur during a three-year performance measurement period. This ability is especially important given the Company’s ongoing transition from a holding company to an operating company.

In November 2008, the Compensation Committee determined that the BHS spin-off required an adjustment to the 2008 MPIP performance goals. In addition, the BHS spin-off also required an adjustment to the formula applicable to the weighting of each of BHS’s and Brink’s MPIP performance goals. These adjustments affected MPIP awards for each of the 2006-2008, 2007-2009 and 2008-2010 performance measurement periods.

Because the MPIP is designed to be a tax qualified plan under Internal Revenue Code Section 162(m), payouts are determined solely by actual quantifiable performance against the preset numerical goals. The Compensation Committee generally does not have the discretion to adjust payouts based on subjective assessments. Provided that no change in control of the Company has occurred, the Compensation Committee, however, may reduce (but not increase) any payout to a participant who is an employee of the Company, which includes all of the named executive officers.

For the 2008-2010 performance measurement period, the Compensation Committee established the initial performance goals based on increases in (1) revenue, operating profit and economic value added (“EVA”) in each of Brink’s and BHS and (2) the Company’s earnings per share (“EPS”). Because of the spin-off of BHS, the Compensation Committee amended the 2008 Company EPS measure and the performance measurements attributable to BHS to adjust the time period for which BHS performance targets are included in the measurement period. In addition, the Compensation Committee approved certain changes to the weighting which reflected the fact that for the last three months of the measurement period, BHS performance was not measured.

The following table summarizes the initial performance goals for the three-year performance measurement period beginning in 2008 and the relative weighting given to each of the performance goals, as adjusted for the BHS spin-off:

Performance Improvement Goals, Weighting and Initial Improvement Goals

Improvement Goal	Weighting	Initial Improvement Goal (in millions, except EPS)
1. EPS *	33.34%	$3.01
2. Brink’s revenue	11.67	295.0
3. Brink’s operating profit	29.16	21.7
4. Brink’s EVA	17.50	3.0
5. BHS revenue	1.67	41.0
6 BHS operating profit	4.16	9.2
7. BHS EVA	2.50	0.75

*	The EPS Goal is the actual total EPS target for 2008, not the amount of improvement from 2007.

The Compensation Committee selected the specific goals and initial performance goals for the 2008-2010 performance measurement period because they represent the financial growth drivers for each of the operating companies that the Compensation Committee believed would lead to the achievement of increased shareholder value.

Performance award target amounts for the 2008-2010 performance measurement period are set forth in the Grants of Plan-Based Awards Table on page 29 of this Proxy Statement. Awards to the named executive officers at the end of the three-year performance measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established criteria.

The adoption of the performance award targets for the 2008-2010 performance measurement period also amended the measures used in evaluating the three-year periods ending in 2008 and 2009.

The following table summarizes the performance goals for the 2006-2008 performance measurement period, the actual results achieved for such period, the unweighted percentages of the target award amounts earned with respect to each goal, the relative weighting given to each of the performance goals and the final percentages of the target award amounts earned.

	Three-Year Improvement Goal (in millions, except EPS)	Actual Result (% of Three-Year Improvement Goal Attained)	Unweighted % of Target Award Amount Earned	Weighting	Final % of Target Award Amount Earned
1. EPS *	$7.30	122.5%	200%	33.34%	66.68%
2. Brink’s revenue	611.0	169.4	200	7.22	14.44
3. Brink’s operating profit	85.1	173.6	200	18.05	36.10
4. Brink’s EVA	27.8	154.3	200	10.83	21.66
5. BHS revenue	144.0	91.0	55	6.11	3.36
6. BHS operating profit	29.7	134.0	200	15.28	30.56
7. BHS EVA	2.25	97.8	89	9.17	8.16

					180.96%

*	The EPS Goal is the cumulative total of the EPS target for each of the three years, not the cumulative amount of improvement from the prior years.

The unweighted percentages of the target award amounts earned were determined from the actual results using the following table, with results in between the listed amounts converted proportionately to the listed amounts.

% of Three-Year Improvement Goal Attained	% of Target Award Amount Earned
120% or more	200%
100%	100%
90%	50%
80% or less	0%

The cash bonuses earned by those named executive officers who participated in the MPIP for the 2006-2008 performance measurement period are shown in the Summary Compensation Table. Such bonuses were paid in 2009.

2005 Equity Incentive Plan.  The Compensation Committee uses stock options as an important part of the long-term incentive compensation program and believes stock options have been an effective way to link a named executive officer’s compensation to the performance of the Company. In addition, in connection with the hiring of executive officers, the Compensation Committee used restricted stock unit awards as an additional attraction and retention vehicle. In connection with Messrs. Cazer’s and Marshall’s employment, the Compensation Committee awarded each restricted stock units. Both stock options and restricted stock unit awards were granted under the 2005 Equity Incentive Plan (the “2005 Equity Plan”) and are intended to encourage each of the named executive officers to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders.

Stock options are granted on the day they are approved by the Compensation Committee at its July meeting and are priced at 100% of fair market value on the date of grant, which under the 2005 Equity Plan was based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange. The restricted stock unit awards were granted on the day they were approved by the Compensation Committee and were priced at 100% of fair market value on the date of grant, which under the 2005 Equity Plan is based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange. Upon vesting, the recipient will receive one share of Brink’s Common Stock for each vested restricted stock unit.

Only the Compensation Committee, under authority granted to it by the Board of Directors, may grant stock options or restricted stock unit awards under the 2005 Equity Plan. Named executive officers benefit from stock option grants only to the extent the stock price of Brink’s Common Stock appreciates above the exercise price of the stock options. In addition, because of the vesting requirements, the Compensation Committee believes that providing the named executive officers compensation in the form of stock options or restricted stock units allows the Compensation Committee to focus on their retention while encouraging them to take a longer-term view in their decisions impacting the Company.

The Compensation Committee determines the number of stock options (and restricted stock units in the case of Messrs. Cazer and Marshall) to be granted to each named executive officer based on competitive practices and individual performance, considered in the context of the overall long-term incentive compensation philosophy. The Compensation Committee takes into account all target award amounts provided to the named executive officer under the MPIP when granting options or restricted stock units, as well as the importance to the Company of the individual’s position, the individual’s overall contribution to the Company’s performance, and the individual’s expected contribution to future performance.

For 2008, the Compensation Committee considered the following factors in determining the size of each stock option grant or restricted stock unit awarded to the continuing named executive officers:

—	the peer group median long-term incentive compensation amounts;

—	the executive’s performance;

—	the executive’s potential future contributions to the Company;

—	the current compensation of the executive;

—	retention issues and concerns;

—	the cost of the awards to the Company;

—	the value of the awards to the executive;

—	the importance of the executive to the Company over the long term; and

—	compensating for forfeiting incentive awards at a former employer.

Based on the foregoing, the Compensation Committee granted the number of stock options and restricted stock awards as shown on the Grants of Plan-Based Awards Table on page 29 of this Proxy Statement.

Special Cash Bonuses

For 2008, the Compensation Committee did not award special cash bonuses to any of the named executive officers. The Compensation Committee has provided certain of its named executive officers with cash bonuses in extraordinary and very limited circumstances in the past to reward exemplary performance of major projects or tasks beneficial to the Company. The cash bonuses were discretionary and separate from any bonuses for which a named executive officer may have been eligible under the KEIP or the MPIP.

Benefits

The types and amounts of benefits are also established based upon an assessment of competitive market factors and a determination of what is needed to aid in attracting and retaining talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed at least annually by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to their value to employees. The plans are also reviewed for changes that may be required due to new laws and regulations or significant changes in market conditions. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation.  The Company maintains a deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated employees, including all of the named executive officers. Because the value of a named executive officer’s deferred compensation account is tied directly to the value of Brink’s Common Stock, the Compensation Committee believes that the deferred compensation program serves to strengthen the mutuality of interests between the named executive officers and shareholders. By placing a portion of the named executive officers’ compensation at risk by tying it the value of Brink’s Common Stock, the named executive officers are encouraged to increase shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining the named executive officers, in part, because it permits the named executive officers to use tax deferrals to build a supplemental retirement benefit. The Compensation Committee reviews each named executive officer’s account under the deferred compensation program annually in November and also when the Company’s proxy statement is prepared following year-end.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 37.

Pension Plans.  The Company maintains a noncontributory defined benefit pension-retirement plan covering all U.S. employees who met plan eligibility requirements and were employed before December 31, 2005, including the named executive officers (other than Mr. Cazer). Because the Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans, the Company maintains a pension equalization plan under which the Company makes additional payments so that the total benefit to be received by the executive is the same as it would have been if there were no Internal Revenue Code limitations. Effective December 31, 2005, the Company froze the accrual of benefits under both the pension plan and the equalization plan. For more information on the Company’s pension plan and equalization plan, see “Pension Benefits” beginning on page 35.

Executive Life Insurance Plan.  The Company provides executives in the Company with executive life insurance benefits, subject to minimum salary and age requirements. Messrs. Dan and Lennon currently participate in this program. All premiums paid by the Company are fully taxable to the participant. The life insurance policies are owned by the individual executives.

Executive Salary Continuation Plan.  The named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary in effect on the first of the year coincident with or immediately preceding the date of death. Such benefit is paid out over a 10-year period following the executive’s death.

Long-Term Disability Plan.  The named executive officers participate along with other executives in a long term disability program. In the event that the executive is totally incapacitated, he would receive 60% of his current annual salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security full retirement age.

Financial and Tax Planning Program.   The named executive officers participate in the Company’s Financial and Tax Planning Program, which the Company believes enables them to devote to the business activities of the Company the time and attention that would otherwise be devoted to their personal financial and tax affairs, and in the case of the personal tax return preparation and certification aspect of the program, to provide the Company with assurance that the tax affairs of participating executives are properly administered. Under the Financial and Tax Planning Program, subject to a $10,000 calendar year maximum, the Company reimburses the named executive officers for reasonable costs associated with personal financial and tax planning, estate planning and the preparation and filing of their personal tax returns.

Miscellaneous Plans or Arrangements.  The Company’s named executive officers are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other U.S. employee.

Perquisites.  The Company provides its named executive officers with perquisites; a detailed listing of perquisites and their value is on page 28.

Contractual and Severance Agreements

Employment Agreements.  The Company has entered into an employment agreement with the CEO that is described under “Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Dan” beginning on page 42. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the CEO to support stable and highly competent management on a long-term basis.

Change in Control Agreements.  The Company initially entered into change in control agreements with certain key members of management in the 1980s. At the time, the Company was facing significant headwinds and the change in control agreements were included as part of the overall compensation program as an additional means of retaining key members of management. In 2007, the Company amended the change in control agreements in an effort to conform the agreements to the then current market norms. In addition, the Compensation Committee determined in 2007 to reduce the amounts payable under the agreements and reduce benefits under the tax gross-up provisions consistent with evolving market norms in connection with entry into new change of control agreements, which were implemented in the agreements with Messrs. Cazer and Marshall. These changes will also be reflected in the other change of control agreements upon their scheduled expiration, if these agreements are extended.

The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change in control is ever under consideration, its executives will be able to advise the Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements include so-called double triggers, which mean that benefits become available to named executive officers under the agreements only upon a change in control and certain adverse employment developments for the executives such as termination by the Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or shareholder value. The potential payments to each of the named executive officers under the agreements are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 45.

The Compensation Committee reviews the agreements, including the potential payments to the named executive officers under the agreements, twice during the year. The Compensation Committee, however, does not evaluate any potential payments under these agreements when making decisions regarding annual compensation.

Severance Agreements.  In the 1990s, following the relocation of the Company’s headquarters to Richmond, Virginia, the Company considered several strategic alternatives, including the sale of one or more of the Company’s businesses. Many of these alternatives would not have resulted in a “change in control” but could have resulted in a significant career altering change for the executive officer. In light of these developments and in connection with the Company’s strong desire to retain key members of management, in 1997 and 1998, the Company entered into severance agreements with certain of the named executive officers other than the CEO. The Compensation Committee determined in 2007 to reduce the amounts payable and reduce benefits under the tax gross-up provisions consistent with evolving market norms in connection with entry into new severance agreements. At the beginning of 2008, four severance agreements that had originally been entered into in 1997 and 1998 were still in effect with named executive officers—agreements with each of Messrs. Hartough, Lennon, Reed and Ritter. As a result of Messrs. Hartough’s, Reed’s and Ritter’s departures from the Company during 2008, each of their severance agreements is no longer in effect.

The Company entered into a severance agreement with Mr. Cazer in connection with his hiring in order to successfully recruit Mr. Cazer to join the Company and to mitigate the risks associated with leaving his former employer and assuming the challenges of his new position with the Company. The Compensation Committee reviews any severance agreements, including the potential payments to the named executive officers under the agreements, at least annually. The Compensation Committee, however, does not evaluate any potential payments under severance agreements when making decisions regarding annual compensation. The Compensation Committee believes that Mr. Cazer’s severance agreement provides a reasonable compensation arrangement and gives the Company a high degree of management stability. Mr. Cazer’s severance agreement is described below under “Potential Payments upon Termination or Change in Control—Severance Agreements” beginning on page 43.

General.  In 2008, after approval by the Compensation Committee, the Company entered into amendments with the named executive officers to all of the executive agreements to be in compliance with Section 409A of the Internal Revenue Code. The amendments did not enhance the compensation or benefits of the executives.

Agreements with Former Named Executive Officers.  In connection with Mr. Ritter’s retirement from the Company, the Company entered into a consulting agreement with Mr. Ritter in April 2008. The Compensation Committee believes such agreement was appropriate given Mr. Ritter’s long-term contributions to the achievement of the Company’s business objectives and the Company’s desire to retain Mr. Ritter’s services following his retirement due to his expertise and knowledge of the Company. The agreement permitted either party to terminate the arrangement unilaterally and Mr. Ritter exercised his termination right prior to the commencement of any services. Accordingly, the Company did not pay any amount to Mr. Ritter under this agreement.

In connection with Mr. Hartough’s retirement from the Company, the Company entered into a retirement and consulting agreement with Mr. Hartough that is described under “Potential Payments upon Termination or Change in Control—Former Named Executive Officers.” The Compensation Committee believes such agreement was appropriate given Mr. Hartough’s long-term contributions to the achievement of the Company’s business objectives and the Company’s desire to retain Mr. Hartough’s services following his retirement due to his expertise and knowledge of the Company.

In accordance with a termination agreement that is described under “Potential Payments upon Termination or Change in Control—Former Named Executive Officers,” Mr. Reed resigned from the Company on September 15, 2008 and continued as Special Legal Counsel until his retirement at the end of 2008. The Compensation Committee believes the termination agreement was appropriate to clarify the terms under which Mr. Reed would resign as Vice President, General Counsel and Secretary and then remain in the Company’s employ as Special Legal Counsel, given the desire to retain his services until the end of the year in order to assist with the completion of the BHS spin-off and ensure a smooth transition to a new General Counsel.

Policies

Options—General.  The Company has not engaged in backdating options. The Company does not have any program or plan to time option grants in coordination with the release of material non-public information and has never had a practice of doing so. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for all options is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC.

Taxes.  Internal Revenue Code Section 162(m) disallows a tax deduction to any publicly held corporation for paid remuneration exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based remuneration. Historically, through the design and implementation of the Company’s compensation programs, the Company has sought, and continues to seek, the availability of tax deductibility. This policy, however, is subject to the reservation by the Company of the flexibility to award non-deductible compensation in circumstances wherein the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Stock Ownership Guidelines.  The Company’s stock ownership guidelines call for the CEO to hold that number of shares of Brink’s Common Stock with a value equal to five times salary, and for the other named executive officers to hold that number of shares of Brink’s Common Stock with a value equal to three times salary, within five years from the date of election as an officer. Shares of Brink’s Common Stock owned outright, deferred stock-based units and shares of vested and unvested restricted stock and restricted stock units (but not unexercised stock options) are all eligible to be included for purposes of the guidelines.

REPORT OF COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ronald L. Turner, Chairman

Roger G. Ackerman

James R. Barker

Robert J. Strang

SUMMARY COMPENSATION TABLE

The following table presents information with respect to total compensation of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company for the year ended December 31, 2008, the former Chief Financial Officer and two additional former executive officers. These officers are referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation (7)($)	Total ($)
Michael T. Dan	2008	$1,101,875	$1,500,000	$0	$2,155,631	$1,809,600	$597,859	$518,938	$7,683,903
President, Chief Executive Officer and Chairman of the Board	2007 2006	1,068,083 1,027,846	1,475,000 1,350,000	0 0	2,444,986 2,854,172	1,121,000 1,341,000	21,542 93,840	506,080 423,814	6,636,691 7,090,672

Michael J. Cazer (8)	2008	330,865	250,000	783,046	0	0	0	239,264	1,603,175
Vice President and Chief Financial Officer

Frank T. Lennon	2008	409,167	300,000	0	433,267	361,920	0	159,922	1,664,276
Vice President and Chief Administrative Officer	2007 2006	390,000 370,096	275,000 250,000	0 0	758,514 908,988	224,200 268,200	43,846 119,050	147,152 143,052	1,838,712 2,059,386

McAlister C. Marshall, II (9)	2008	103,429	80,000	53,745	25,550	0	4,782	18,762	286,268
Vice President, General Counsel and Secretary

Matthew A.P. Schumacher	2008	216,250	110,000	0	74,809	90,480	8,124	54,233	553,896
Controller

Robert T. Ritter (10)	2008	160,667	0	0	32,151	351,867	0	295,563	840,248
Former Vice President and Chief Financial Officer	2007 2006	472,750 456,750	425,000 380,000	0 0	1,293,092 566,912	280,250 335,250	19 7,324	164,565 156,021	2,635,676 1,902,257

Austin F. Reed (11)	2008	396,128	0	0	351,614	351,867	116,310	1,661,550	2,877,469
Former Vice President, General Counsel and Secretary	2007 2006	388,750 371,692	200,000 350,000	0 0	758,514 908,988	224,200 268,200	40 14,728	128,337 124,446	1,699,841 2,038,054

James B. Hartough (12)	2008	112,500	0	0	17,861	218,660	0	404,581	753,602
Former Vice President— Corporate Finance and Treasurer	2007 2006	260,833 254,311	145,000 140,000	0 0	540,955 647,692	168,150 201,150	11,178 22,409	84,741 82,027	1,210,857 1,347,589

(1)	For 2006, 2007 and 2008, represents salaries before employee contributions under the Company’s 401(k) Plan and employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2008, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 37.

(2)	For 2008, represents amounts earned by the named executive officers under the Company’s KEIP for 2008 (paid in 2009). For 2007, represents amounts earned by the named executive officers under the Company’s KEIP for 2007 (paid in 2008). For 2006, represents amounts earned by the named executive officers under the Company’s KEIP for 2006 (paid in 2007) and a special cash bonus to Mr. Reed in the amount of $100,000 for legislative efforts addressing the Company’s coal-related legacy liabilities. A participant is permitted to defer up to 100% of the amount earned by him under the KEIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2008, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 37.

(3)	Represents the dollar amount recognized by the Company for financial reporting purposes during the year ended December 31, 2008. For the restricted stock unit awards, the grant date fair value was computed in accordance with FAS 123R based on the stock price at the date of grant. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. For a discussion of the terms of the restricted stock units granted in 2008, see “Grants of Plan-Based Awards” beginning on page 29. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized.

(4)

Represents the dollar amount recognized by the Company for financial reporting purposes during the years ended December 31, 2008, 2007 and 2006, computed in accordance with FAS 123R. For a full description of the assumptions used by the Company in computing these amounts, see Note 14 to the

Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this proxy statement. The 2008 amount includes expense associated with options granted in 2005, 2006, 2007 and 2008. The 2007 amount includes expense associated with options granted in 2004, 2005 and 2007 and, for Mr. Ritter, 2006. The 2006 amount includes expense associated with options granted in 2003, 2004, 2005, and 2006. For a discussion of the terms of the option grants in 2008, see “Grants of Plan-Based Awards” beginning on page 29. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

(5)	For 2008, represents amounts earned under the Company’s MPIP for the three-year measurement period ended 2008 (paid in 2009) before deferrals under the deferred compensation program. For 2007, represents amounts earned under the Company’s MPIP for the three-year measurement period ended 2007 (paid in 2008) before deferrals under the deferred compensation program. For 2006, represents amounts earned under the Company’s MPIP for the three-year measurement period ended 2006 (paid in 2007) before deferrals under the deferred compensation program. A participant is permitted to defer up to 100% of the amount earned by him under the MPIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2008, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 37.

(6)	Since the earning of benefits under the pension plans for all employees was frozen as of December 31, 2005, these amounts represent the change during the years ended December 31, 2008, 2007 and 2006 in the net present value of the named executive officers’ pension payouts. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) for 2008, a 6.4% discount rate for the measurement date of December 31, 2007 and a 6.2% discount rate for the measurement date of December 31, 2008, for 2007, a 5.75% discount rate for the measurement date of December 31, 2006 and a 6.4% discount rate for the measurement date of December 31, 2007 and for 2006, a 5.5% discount rate for the measurement date of December 31, 2005 and a 5.75% discount rate for the measurement date of December 31, 2006; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. The net present value of the accrued benefit payable for Mr. Lennon is recorded as zero because annuity factors decrease upon reaching age 65. The net present value of the accrued benefit payable for Messrs. Ritter and Hartough is recorded as zero because a full lump sum distribution of the Pension Equalization Plan benefit was paid to each of them in 2008. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this proxy statement.

(7)	For 2008, includes the following items and amounts for each of the named executive officers:

Name	Matching Contribution on Deferrals of Compensation(a)	Life Insurance Premiums(b)	Other Personal Benefits(c)	Other Payments (d)	Total
Mr. Dan	$418,742	$10,853	$89,343	$0	$518,938
Mr. Cazer	47,578	6,119	2,950	182,617	239,264
Mr. Lennon	111,177	6,476	42,269	0	159,922
Mr. Marshall	15,812	0	2,950	0	18,762
Mr. Schumacher	49,036	2,247	2,950	0	54,233
Mr. Ritter	95,171	4,707	23,279	172,406	295,563
Mr. Reed	96,871	4,114	14,599	1,545,966	1,661,550
Mr. Hartough	42,047	3,342	17,385	341,807	404,581

(a)	In 2008 the Company made matching contributions related to deferred salary and KEIP under the deferred compensation program in the following amounts for each of the named executive officers:

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Dan	$110,187	$19,375	$147,500	$141,680	$418,742
Mr. Cazer	30,000	5,295	0	12,283	47,578
Mr. Lennon	40,917	19,375	27,500	23,385	111,177
Mr. Marshall	10,343	919	0	4,550	15,812
Mr. Schumacher	21,625	9,729	8,500	9,182	49,036
Mr. Ritter	16,067	19,375	42,500	17,229	95,171
Mr. Reed	39,613	19,375	20,000	17,883	96,871
Mr. Hartough	11,250	13,984	14,500	2,313	42,047

(b)	In 2008 the Company paid life insurance premiums under the Company’s Executive Salary Continuation Plan for each named executive officer. The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee’s annual salary payable by the Company in 10 equal annual installments to the employee’s designated beneficiary.

(c)	The table below reflects the types and dollar amounts of perquisites and other personal benefits provided to the named executive officers in 2008. For purposes of computing the dollar amounts of the items listed below, the Company used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the named executive officer, with two exceptions. The value of the Security Systems services are based on the actual monitoring fees that are charged to similar customers, and not actual cost to BHS to provide these services. The incremental cost for Personal Use of Company Aircraft is based on the cost of fuel, payments to a reserve for maintenance, crew travel expenses, onboard catering costs, and airport fees. Since the Company aircraft is used primarily for business travel, fixed costs that do not change based on personal use, such as pilots’ salaries, are not included. The named executive officers paid any taxes associated with these benefits without reimbursement from the Company.

Name	Personal and Spousal Travel and Entertainment	Personal Use of Company Aircraft	Club Dues	Tax Preparation and Financial Planning	Executive Physical Examinations	Executive Life Insurance Premiums	Security Systems	Total
Mr. Dan	$2,851	$46,873	$7,420	$5,712	$2,750	$22,910	$827	$89,343
Mr. Cazer	-	-	-	-	2,950	-	-	2,950
Mr. Lennon.	-	-	2,402	4,601	3,200	32,066	-	42,269
Mr. Marshall	-	-	-	-	2,950	-	-	2,950
Mr. Schumacher	-	-	-	-	2,950	-	-	2,950
Mr. Ritter	73	-	-	2,538	3,000	17,290	378	23,279
Mr. Reed	-	-	4,014	2,823	-	7,427	335	14,599
Mr. Hartough	-	-	-	9,767	-	7,618	-	17,385

(d)	In 2008, the Company paid $182,617 to Mr. Cazer for his relocation incentive, moving allowance and moving expenses. Pursuant to the terms of his severance agreement, Mr. Ritter received a payment of $172,406 for a pro-rated bonus based on the number of days worked in 2008 and accrued vacation pay. On December 31, 2008, the Company made a payment to Mr. Reed in the amount of $1,545,966, in accordance with the terms of his Termination Agreement, dated as of August 21, 2008. An additional payment of $63,087 will be made to Mr. Reed pursuant to this agreement on June 24, 2009. In December 2008, the Company made payments to Mr. Hartough totaling $341,807 that included $270,000 paid to him in accordance with the terms of his Retirement and Consulting Agreement, dated as of April 2, 2008, and $71,807 paid to him pursuant to his severance agreement for a pro-rated bonus based on the number of days worked in 2008 and accrued vacation pay. For a description of the payments to Messrs. Hartough, Reed and Ritter, see “Potential Payments Upon Termination or Change in Control – Former Named Executive Officers.”

(8)	Mr. Cazer was elected Vice President and Chief Financial Officer of the Company effective May 1, 2008.

(9)	Mr. Marshall was elected Vice President, General Counsel and Secretary of the Company effective September 15, 2008.

(10)	Mr. Ritter resigned as Vice President and Chief Financial Officer of the Company effective May 1, 2008.

(11)	Mr. Reed resigned as Vice President, General Counsel and Secretary of the Company effective September 15, 2008.

(12)	Mr. Hartough resigned as Vice President – Corporate Finance and Treasurer of the Company effective June 1, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2008 under the 2005 Equity Plan and the MPIP.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards(3) ($/Sh)	Closing Market Price(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael T. Dan	7/10/2008	-	-	-	-	229,679	$64.15	$64.24	$2,041,319
	1/1/2008	$0	$1,000,000	$2,000,000	-	-	-	-	-

Michael J. Cazer	4/7/2008	-	-	-	21,832	-	-	66.91	800,015
	4/7/2008	-	-	-	25,790	-	-	66.91	945,044

Frank T. Lennon	7/10/2008	-	-	-	-	45,935	64.15	64.24	408,262
	1/1/2008	0	200,000	400,000	-	-	-	-	-

McAlister C. Marshall, II	9/15/2008	-	-	-	7,976	-	-	69.45	300,007
	9/15/2008	-	-	-	-	16,268	69.11	69.45	150,051

Matthew A.P. Schumacher	7/10/2008	-	-	-	-	9,187	64.15	64.24	81,651
	1/1/2008	0	50,000	100,000	-	-	-	-	-

Robert T. Ritter	1/1/2008	0	250,000	500,000	-	-	-	-	-

Austin F. Reed	7/10/2008	-	-	-	-	36,748	64.15	64.24	326,609
	1/1/2008	0	200,000	400,000	-	-	-	-	-

James B. Hartough	1/1/2008	0	150,000	300,000	-	-	-	-	-

(1)	The options granted on July 10, 2008 and September 15, 2008 were granted under the 2005 Equity Plan. The awards granted as of January 1, 2008 were granted under the MPIP (for the 2008–2010 performance measurement period—payable in 2011). The restricted stock unit awards granted to Messrs. Cazer and Marshall on April 7, 2008 and September 15, 2008, respectively, were granted under the 2005 Equity Plan.

(2)	The stock awards and option awards shown above have been adjusted in connection with the spin-off of Brink’s Home Security, which occurred on October 31, 2008.

(3)	In accordance with the 2005 Equity Plan, the original exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on July 10, 2008 or September 15, 2008, the dates of the grant, as reported on the New York Stock Exchange. The exercise prices were then adjusted to reflect the spin-off of Brink’s Home Security, which occurred on October 31, 2008. Options that were granted at an exercise price of $64.15 now have an exercise price of $34.92, and options granted at an exercise price of $69.11 now have an exercise price of $37.62.

(4)	As of the respective April 7, 2008, July 10, 2008 and September 15, 2008 grant dates.

(5)	For the restricted stock unit awards, the grant date fair value was computed in accordance with FAS 123R based on the stock price at the date of grant. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. Accordingly, a stock price of $67.33 was used to value the April 7, 2008 awards and stock price of $69.11 was used to value the September 15, 2008 awards.

For options, the grant date fair value computed in accordance with FAS 123R based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 0.6% for Brink’s Common Stock; (b) a weighted average expected volatility of 27% for Brink’s Common Stock; (c) a weighted average risk-free rate of return of 2.9% for the July 10, 2008 grants and 2.3% for the September 15, 2008 grants; and (d) a weighted average expected term of 4.4 years. For a full description of the assumptions used by the Company in computing these amounts, see Note 14 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

2008 Base Salaries and Annual Bonus Awards

For a discussion of 2008 base salaries, including a discussion of the factors considered in determining 2008 base salaries, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Base Salary”

beginning on page 16. For a discussion of 2008 annual bonus awards, including a discussion of the principles applied and factors considered in determining 2008 annual bonus awards, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Bonus Awards” beginning on page 17.

Equity Award Grants

2005 Equity Incentive Plan

The Company maintains the 2005 Equity Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2005 Equity Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2005 Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2005 Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

The duration of options granted under the 2005 Equity Plan is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options and determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options held by the holder remain outstanding and continue in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options held by the holder fully vest at the time of the holder’s death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. In the event of a change in control of the Company, all outstanding options fully vest and become exercisable.

Restricted stock unit awards granted under the 2005 Equity Plan have specific terms and conditions approved by the Compensation Committee and contained in restricted stock unit award agreements entered into with the executive officer. In the event of a change in control of the Company, all outstanding restricted stock units fully vest.

For a discussion of the principles applied in administering the 2005 Equity Plan, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation—2005 Equity Incentive Plan” beginning on page 21.

1988 Stock Option Plan.  None of the named executive officers received any compensation under the 1988 Stock Option Plan in 2008, but previously granted options from this plan remain outstanding.

2008 Stock Option Grants

With respect to the options included in the Grants of Plan-Based Awards Table above, these options (1) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant and (2) expire six years after the date of grant, except for options granted to Mr. Reed, which will all become exercisable on July 11, 2009 pursuant to the Termination Agreement, dated August 22, 2008, between the Company and Mr. Reed. See “Potential Payments Upon Termination or Change in Control—Former Named Executive Officers.”

2008 Restricted Stock Unit Awards

With respect to the stock awards included in the Grants of Plan-Based Awards Table above, restricted stock unit awards were granted in 2008. These awards were valued based on average of the high and low per share quoted sale prices of the Company’s common stock on the date of the grant, are to be settled in shares of the Company’s common stock, include dividend equivalent payments to the named executive officer based on Company dividends and vest ratably over a three-year term, subject to continued employment at the Company. Certain restricted stock unit awards granted to Mr. Cazer, however, were granted in consideration for Mr. Cazer’s forfeiture of incentive awards at his former employer and vest immediately if Mr. Cazer’s employment is terminated by the Company other than for cause, death or incapacity. These awards were valued at $800,015 on the date of grant.

Management Performance Improvement Plan Awards

Management Performance Improvement Plan

The Company maintains the MPIP, which was approved by the Company’s shareholders and is designed to promote the interests of the Company and its subsidiaries by linking financial incentives provided to participants with improvements in the Company’s financial results. The Compensation Committee administers the MPIP, establishes performance measures and is authorized to select key employees of the Company and its subsidiaries to participate in the MPIP.

Each participant is periodically granted performance awards that entitle him or her to receive cash payments following the completion of a three-year performance measurement period, provided that specified performance measures and certain conditions described in the MPIP relating to continuation of employment are satisfied. The maximum incentive payment any one participant may be entitled to receive for any one performance measurement period is $3,000,000.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change in control (as defined in the MPIP). In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a pro-rated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the pro-rated amount that would be payable under the preceding sentence. In the event of a change in control, performance awards are deemed to be earned at 150% of the specified target dollar amount applicable to the performance award and are paid as soon as practicable following the earlier of the participant’s termination of employment after the change in control or the end of the performance measurement period during which the change in control occurred.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period. Under the deferred compensation program, participants may elect to defer the receipt of this payment.

The MPIP is intended to be compliant with Section 162(m) of the Internal Revenue Code, so that payments made under the plan retain their tax deductibility. In order to remain compliant, the payouts are calculated by comparing actual performance metrics to those preset by the Compensation Committee. The Compensation Committee has not adjusted payouts to include any subjective factors.

2008 MPIP Awards

Performance award targets for the 2008–2010 performance measurement period for each named executive officer are included in the Grants of Plan-Based Awards Table above. Actual payments can range from 0% to 200% of the target depending on performance against the pre-established measures.

For a discussion of the principles applied in administering the MPIP and a further discussion of the 2008 MPIP awards, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation—Management Performance Improvement Plan” beginning on page 19.

Reconciliation of Grant Date Fair Value of Option and Stock Awards to Expense Related to Option and Stock Awards Recognized in 2008

The following table provides a reconciliation of the grant date fair value of the option awards included under “Grant Date Fair Value of Stock and Option Awards” in the Grants of Plan-Based Awards Table to the dollar amount recognized by the Company for financial reporting purposes with respect to the year ended December 31, 2008 included under “Option Awards” and “Stock Awards” in the Summary Compensation Table, in each case, as computed in accordance with FAS 123R.

Name	Grant Date Fair Value of Option Awards and Stock Awards Granted in 2008	Recognition of Expense for Option Awards Granted in 2005–2007(1)	Recognition of Expense for Option Awards and Stock Awards Granted in 2008(2)	Total Expense Related to Option Awards and Stock Awards Recognized in 2008
Mr. Dan	$2,041,319	$114,312	$2,041,319	$2,155,631
Mr. Cazer	1,745,059	-	783,046	783,046
Mr. Lennon	408,262	25,005	408,262	433,267
Mr. Marshall	450,058	-	79,295	79,295
Mr. Schumacher	81,651	52,185	22,624	74,809
Mr. Ritter	-	32,151	-	32,151
Mr. Reed	326,609	25,005	326,609	351,614
Mr. Hartough	-	17,861	-	17,861

(1)	Under the implementation rules for FAS 123R, the Company recognized expense in the year ended December 31, 2008 for a portion of the value of options granted in 2005. Upon adoption of FAS 123R on January 1, 2006, expense related to new stock awards and stock options that continue to vest upon retirement is recognized over the period of the grant date to the retirement-eligible date.

(2)	Messrs. Dan, Lennon and Reed were eligible for retirement on the date that stock options were granted in 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of unexercised stock options and unvested restricted stock units for the named executive officers outstanding as of December 31, 2008. There were no other equity awards for the named executive officers outstanding as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael T. Dan	293,990	-	$17.79	7/8/2010	(5)
	293,990	-	19.48	7/7/2011	(6)
	110,246	55,123	29.99	7/13/2012	(7)
	64,311	128,620	34.68	7/12/2013	(8)
	-	229,679	34.92	7/10/2014	(9)

Michael J. Cazer						47,622	$1,280,079	(11)

Frank T. Lennon	42,874	21,436	29.99	7/13/2012	(7)
	21,437	42,873	34.68	7/12/2013	(8)
	-	45,935	34.92	7/10/2014	(9)

McAlister C. Marshall, II	-	16,268	37.62	9/15/2014	(10)
						7,976	214,395	(12)

Matthew A.P. Schumacher	1,837	-	8.32	7/10/2009	(4)
	3,674	-	17.79	7/8/2010	(5)
	5,512	-	19.48	7/7/2011	(6)
	6,125	3,062	29.99	7/13/2012	(7)
	3,063	6,124	34.68	7/12/2013	(8)
	-	9,187	34.92	7/10/2014	(9)

Robert T. Ritter	18,374	-	19.48	7/7/2011	(6)
	42,874	21,436	29.99	7/13/2012	(7)
	24,499	48,998	34.68	7/12/2013	(8)

Austin F. Reed	64,310	-	29.99	7/13/2012	(7)
	64,310	-	34.68	7/12/2013	(8)
	-	36,748	34.92	7/10/2014	(9)

James B. Hartough	30,624	15,311	29.99	7/13/2012	(7)
	15,312	30,623	34.68	7/12/2013	(8)

(1)	With the exception of options granted to Mr. Reed, all of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant. Pursuant to the Termination Agreement, dated August 22, 2008, between the Company and Mr. Reed, options granted on July 13, 2006 and July 12, 2007 became exercisable on December 31, 2008 and options granted on July 10, 2008 will become exercisable on July 11, 2009. The total options listed above have been adjusted in connection with the spin-off of Brink’s Home Security.

(2)	In accordance with the Company’s 1988 Stock Option Plan (the “1988 Option Plan”) and 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange. The exercise prices have been adjusted in connection with the spin-off of Brink’s Home Security.

(3)	All of these restricted stock units will become exercisable as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant. Certain restricted stock units granted to Mr. Cazer covering 21,832 shares of Brink’s Common Stock, however, were granted in consideration for Mr. Cazer’s forfeiture of incentive awards at his former employer and also vest immediately if Mr. Cazer’s employment is terminated by the Company other than for cause, death or incapacity. The restricted stock units listed above have been adjusted in connection with the spin-off of Brink’s Home Security.

(4)	These options were granted on July 10, 2003 under the 1988 Option Plan.

(5)	These options were granted on July 8, 2004 under the 1988 Option Plan.

(6)	These options were granted on July 7, 2005 under the 2005 Equity Plan.

(7)	These options were granted on July 13, 2006 under the 2005 Equity Plan.

(8)	These options were granted on July 12, 2007 under the 2005 Equity Plan.

(9)	These options were granted on July 10, 2008 under the 2005 Equity Plan.

(10)	These options were granted on September 15, 2008 under the 2005 Equity Plan.

(11)	These restricted stock units were granted on April 7, 2008 under the 2005 Equity Plan.

(12)	These restricted stock units were granted on September 15, 2008 under the 2005 Equity Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of stock options for the named executive officers during the year ended December 31, 2008. There were no other exercises of options or similar instruments or vesting of stock or stock units for the named executive officers during the year ended December 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael T. Dan	112,000	$5,322,240
Michael J. Cazer	0	0
Frank T. Lennon	71,666	2,674,165
McAlister C. Marshall, II	0	0
Matthew A.P. Schumacher	0	0
Robert T. Ritter.	27,000	878,894
Austin F. Reed	71,666	2,582,566
James B. Hartough	9,000	258,030

PENSION BENEFITS

The Company provides retirement benefits to U.S. non-union employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) The named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during 2008. Mr. Marshall participates in the pension plans based on his previous employment with the Company. Mr. Cazer is not a participant in the pension plans. Messrs. Hartough, Reed and Ritter have each elected early retirement under the pension plans.

The following table presents information as of December 31, 2008 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael T. Dan	Pension-Retirement Plan	24.000	$647,377	$0
	Equalization Plan	24.000	6,259,379	0
Michael J. Cazer	Pension-Retirement Plan	-	-	-
	Equalization Plan	-	-	-
Frank T. Lennon	Pension-Retirement Plan	28.405	1,108,960	0
	Equalization Plan	28.405	2,045,637	0
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	38,418	0
	Equalization Plan	5.601	1,322	0
Matthew A.P. Schumacher	Pension-Retirement Plan	4.686	69,401	0
	Equalization Plan	4.686	11,659	0
Robert T. Ritter	Pension-Retirement Plan	7.565	182,622	10,828
	Equalization Plan	7.565	0	639,226
Austin F. Reed	Pension-Retirement Plan	18.345	461,829	0
	Equalization Plan	18.345	855,845	0
James B. Hartough	Pension-Retirement Plan	18.842	609,893	33,123
	Equalization Plan	18.842	0	595,844

For purposes of computing the present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 6.2% discount rate for the measurement date of December 31, 2008; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. These are the same assumptions as are used to value the Company’s pension obligations in the financial statements as of December 31, 2008. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this proxy statement. In addition, the Company has assumed each named executive officer will attain the age of 65; longevity is determined using the RP-2000 Combined Healthy White Collar mortality table.

Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, the named executive officers had been credited under the pension-retirement plan with the following years of benefit accrual service: Mr. Dan, 21.395 years; Mr. Lennon, 25.811 years; Mr. Hartough, 16.223 years; Mr. Reed, 15.747 years; Mr. Ritter, 4.921 years; Mr. Marshall, 2.930 years; and Mr. Schumacher, 1.981 years. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, the named executive officers had been credited under the pension-retirement plan, as amended June 1, 2003, with the following additional years of benefit accrual service after June 1, 2003: Mr. Dan, 2.605 years; Mr. Lennon, 2.594 years; Mr. Hartough, 2.619 years; Mr. Reed, 2.598 years; Mr. Ritter, 2.644 years; Mr. Marshall, 2.671 years; and Mr. Schumacher, 2.705 years. Benefit accrual service is based on computation periods which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

—	for the portion of the accrued benefit earned before June 1, 2003:

—	2.1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

—	1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

—

.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed as of May 31, 2003.

—	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

—	1.75% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

—	1% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

—

.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he reaches age 65, provided he has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his early retirement date precedes his normal retirement date. Mr. Lennon is eligible for retirement under the pension-retirement plan and Mr. Dan is eligible for early retirement under the pension-retirement plan.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board of Directors adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement. In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and JPMorgan Chase, amounts in cash intended to be sufficient to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. Further contributions may be made only to the extent that the funded percentage of the equalization plan after a contribution does not exceed the funded percentage of the pension-retirement plan. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2008, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2008. Since deferrals, along with any matching contributions, related to the KEIP and the MPIP are settled in the year after they are earned, these amounts differ from those reflected in the Summary Compensation Table, which, for 2006, are based on amounts earned in 2006 but paid in 2007, for 2007, are based on amounts earned in 2007 but paid in 2008 and for 2008, are based on amounts earned in 2008 but paid in 2009.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Michael T. Dan	$371,031	$399,367	$118,563	$1,074,361	$12,211,304
Michael J. Cazer	39,826	42,283	285	0	73,817
Frank T. Lennon	87,125	91,802	41,106	374,952	4,112,206
McAlister C. Marshall, II	13,983	14,893	78	0	31,453
Matthew A.P. Schumacher	43,076	39,307	1,499	675,780	74,072
Robert T. Ritter	72,350	75,796	7,452	4,218,272	0
Austin F. Reed	73,919	77,496	16,873	3,636,756	145,253
James B. Hartough	27,600	28,063	23,809	1,852,551	0

(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned by him under the KEIP and the MPIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of the deferred amounts is converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See the description of the formulas beginning on page 39. The following table sets forth the amount of salary and cash incentive awards deferred in 2008 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Deferred	Incentive Compensation Deferred(a)	Total	Common Stock Units
Mr. Dan	$223,531	$147,500	$371,031	6,559
Mr. Cazer	39,826	0	39,826	944
Mr. Lennon	59,625	27,500	87,125	1,651
Mr. Marshall	13,983	0	13,983	481
Mr. Schumacher	28,971	14,105	43,076	829
Mr. Ritter	29,850	42,500	72,350	1,127
Mr. Reed	53,919	20,000	73,919	1,413
Mr. Hartough	13,100	14,500	27,600	426

(a)	The incentive compensation deferred in 2008 was earned by each named executive officer for 2007.

(2)	Under the deferred compensation program, a participant also receives Company-matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See the description of the formulas beginning on page 39. The following table sets forth the amount of Company-matching contributions made in 2008 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Matching Contribution	Key Employees Incentive Plan Matching Contribution	Supplemental Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Dan	$110,187	$147,500	$141,680	$399,367	7,063
Mr. Cazer	30,000	0	12,283	42,283	1,010
Mr. Lennon	40,917	27,500	23,385	91,802	1,748
Mr. Marshall	10,343	0	4,550	14,893	516
Mr. Schumacher	21,625	8,500	9,182	39,307	783
Mr. Ritter	16,067	42,500	17,229	75,796	1,180
Mr. Reed	39,613	20,000	17,883	77,496	1,490
Mr. Hartough	11,250	14,500	2,313	28,063	432

(a)	These amounts are included within “All Other Compensation” for 2008 in the Summary Compensation Table.

(3)	Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2008 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Dividends on Brink’s Common Stock(a)	Common Stock Units
Mr. Dan	$118,563	4,142
Mr. Cazer	285	13
Mr. Lennon	41,106	1,425
Mr. Marshall	78	4
Mr. Schumacher	1,499	46
Mr. Ritter	7,452	212
Mr. Reed	16,873	455
Mr. Hartough	23,809	832

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)	Participants who made an election by December 31, 2007 to receive a one-time in-service distribution of the vested portion of his or her account under the deferred compensation program received such distribution in 2008. The distribution was made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remained credited to his or her account. In addition, distributions were made to Messrs. Hartough and Ritter in connection with their retirement during 2008.

(5)	The following table sets forth the composition of the aggregate balance of deferred compensation as of December 31, 2008 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock, (d) aggregate distributions to participants, and (e) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)	Common Stock Units(b)
Mr. Dan	18	$4,971,776	$2,794,061	$5,519,828	$1,074,361	$12,211,304	454,290
Mr. Cazer	0	39,826	42,283	(8,292)	0	73,817	2,746
Mr. Lennon	18	1,722,980	810,443	1,953,735	374,952	4,112,206	152,984
Mr. Marshall	6	13,983	14,893	2,577	0	31,453	1,170
Mr. Schumacher	8	215,635	197,717	336,500	675,780	74,072	2,756
Mr. Ritter	10	1,039,219	798,994	2,380,059	4,218,272	0	0
Mr. Reed	16	873,939	784,841	2,123,229	3,636,756	145,253	5,404
Mr. Hartough	16	923,512	512,205	416,834	1,852,551	0	0

(a)	Represents value as of December 31, 2008, including unit allocations on January 2, 2009.

(b)	Includes unit allocations on January 2, 2009.

General

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

—	up to 100% of his cash incentive payments awarded under the KEIP (in 10% increments),

—	up to 50% of his base salary (in 5% increments),

—

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

—	up to 100% of his cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental 401(k) Plan contributions (125% of the first 5% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted on the first business day of the month following the month in which the deferral was made into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program, which is based on the average of the high and low per share quoted sale prices for Brink’s Common Stock as reported on the New York Stock Exchange for each trading day during the month immediately preceding the crediting of such units. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units using an average market price for Brink’s Common Stock on the payment date for the dividend.

Amounts deferred related to KEIP awards, including Company matching contributions, are converted to common stock units using the average market price for the month preceding the month in which the KEIP awards are paid. Amounts deferred relative to MPIP awards are converted using the average market price for the month preceding the month in which the MPIP awards are paid.

Distributions

General.  The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink’s Common Stock and cash distributed with respect to amounts deferred before January 1, 2007 may not be less than the following:

—	with respect to deferred salary, the amount of salary actually deferred by the participant, including related dividends, but excluding any matching contributions and related dividends; and

—

with respect to deferred cash incentive payments under the KEIP and the MPIP, the amount actually deferred by the participant under such plans, including related dividends, but excluding any matching contributions and related dividends.

This minimum value of the shares of Brink’s Common Stock and cash distributed with respect to deferred incentive payments does not apply to supplemental 401(k) Plan deferrals.

Termination upon Death, Retirement, Disability or Change in Control.  Upon the termination of participation as a result of death, normal or early retirement under the Company’s pension plan, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to 10 equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination with respect to deferrals.

Termination Other Than Upon Death, Retirement, Disability or Change in Control.  In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months that the participant participated in the deferred compensation program as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 months	50%
at least 48 months and less than 60 months	75%
60 months or more	100%

Messrs. Dan, Lennon, Marshall and Schumacher are fully vested. Mr. Cazer is 0% vested.

Lump-sum distributions are made six months after termination of employment. A participant may elect, however, to receive the shares in up to 10 equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination with respect to deferrals.

In-Service Distributions.  In 2007, the deferred compensation program was amended to eliminate the ability to receive in-service distributions, other than for the following one-time only exception. Because of changes made to the deferred compensation program in response to Section 409A of the Internal Revenue Code, and because of certain transition relief available under Section 409A that expired on December 31, 2008, the Compensation Committee determined that it was appropriate to allow each participant to elect to receive an in-service distribution of the vested portion of his or her account under the deferred compensation program, provided that distributions would only be permitted if they were tax deductible by the Company under Internal Revenue Code Section 162(m). Accordingly, any participant who made an election by December 31, 2007 received a distribution in 2008 of the vested portion of his or her account under the deferred compensation program, subject to the Section 162(m) limitation. The distribution was made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remained credited to his or her account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In addition to the general provisions of the Company’s benefit plans, there are the following types of contracts currently in place which govern payments to the named executive officers in connection with termination or a change in control:

—	An employment agreement with Mr. Dan;

—	Severance agreements with Messrs. Cazer and Lennon; and

—	Change in control agreements with all of the continuing named executive officers.

The agreements and the Company’s benefit plans have been designed so that payments and benefits are not duplicative. The agreements, and benefits available under the agreements, are explained below on pages 41 through 47. Summary tables reflecting the payments that would be expected to be paid to each named executive officer under various termination circumstances are also set forth below on pages 48 through 55.

The following section describes each contract, agreement, plan or arrangement that provides for payments to the named executive officers at, following or in connection with their termination from the Company, including following a change in control of the Company. During 2008, Messrs. Hartough, Reed and Ritter (former named executive officers) retired from the Company. The agreements entered into and the amounts paid to each of these individuals in conjunction with their cessation of employment from the Company are described below.

Certain Definitions under the Agreements

The agreements with the continuing named executive officers generally define “cause,” “change in control” and “good reason” as follows:

—	“cause” means:

—	an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

—

repeated material violations by the named executive officer of the terms of the applicable agreement that are demonstrably willful and deliberate and that remain uncured within a reasonable time after written notice specifying the nature of such violations.

—	a “change in control” generally will be deemed to have occurred:

—

in the agreements for Messrs. Cazer, Marshall and Schumacher, upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

—	in the agreements for Messrs. Dan and Lennon, upon the approval of such a transaction by the Company’s shareholders (or if such approval is not required, the approval of the Board);

—	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

—

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

—

“good reason,” or in Mr. Dan’s employment agreement, “constructive termination,” generally means any of the following events that is not cured by the Company within 30 days after written notice thereof from the named executive officer to the Company, which written notice must be made within 90 days of the occurrence of the event:

—

without the named executive officer’s express written consent, (1) any action by the Company that results in a material diminution in the named executive officer’s position, authority, duties or responsibilities or (2) any material failure by the Company to comply with its obligations to provide the named executive officer with the benefits to which he is entitled for continued employment under the applicable agreement;

—	without the named executive officer’s express written consent, the Company’s requiring a material change to the named executive officer’s work location;

—	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement; or

—	any material breach by the Company of the agreement;

—

provided, however, that good reason will cease to exist if the named executive officer (other than Mr. Schumacher) has not terminated employment within two years following the initial occurrence of the event constituting good reason.

Employment Agreement with Mr. Dan

As of May 4, 1998, the Company entered into an employment agreement with Mr. Dan that, as amended as of March 8, 2006, provides him with a minimum annual salary of $1,033,500 for a period ending March 31, 2010, in exchange for his services as President and Chief Executive Officer of the Company. As described under “Compensation Discussion and Analysis,” Mr. Dan’s base salary is reviewed at least annually by the Compensation Committee and may be increased based on certain factors, including corporate and individual performances and increases in relevant cost of living indices. Under his employment agreement, Mr. Dan is also entitled to participate in all applicable Company retirement and benefit plans. The employment agreement also provides that the Company will extend health care coverage to Mr. Dan’s former wife. Mr. Dan pays the premiums for this coverage.

In the event that the Company terminates Mr. Dan for cause or he voluntarily terminates his employment other than for a deemed constructive termination, he generally will receive the salary to which he is entitled under the employment agreement only through the date of his termination. Any rights and benefits that he may have under the Company’s employee benefit plans and programs will be determined in accordance with the terms of such plans and programs.

In the event that the Company terminates Mr. Dan other than for cause, death or incapacity, or if Mr. Dan terminates his employment for a deemed “constructive termination,” Mr. Dan will be entitled to receive either:

—	if a change in control of the Company has occurred, the payments due to him under the provisions of the change in control agreement described below; or

—

in all other cases, a lump-sum cash payment equal to (1) his annual salary, as in effect immediately prior to such termination, multiplied by three, plus (2) the bonus, if any, paid to him in respect of the immediately preceding fiscal year, multiplied by three, plus (3) a reasonable sum reflecting the economic equivalent of applicable Company retirement and employment benefit plans, including the 401(k) Plan, the deferred compensation program, the salary continuation plan, financial and tax planning program and the Company’s charitable matching program, for a three-year period starting with his date of termination.

If Mr. Dan’s employment is terminated by reason of his death, his salary for the month in which his death occurs shall be paid to his designated beneficiary, or in the absence of such designation, to his estate or other legal representative. Any other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans. If Mr. Dan’s employment is terminated by reason of his incapacity, he will be entitled to:

—

for the first six months following termination, his annual salary, as in effect immediately prior to such termination and following such six-month period, 50 percent of his annual salary, as in effect immediately prior to commencement of the period of incapacity, until March 31, 2010;

—	provided, however, that such amounts will be offset by other long-term disability benefits provided to Mr. Dan during such period of incapacity; and

—	continued coverage in applicable Company retirement and employment benefit programs and plans, in accordance with the terms and provisions of such programs and plans.

In the event of a conflict between the terms of Mr. Dan’s employment agreement and his change in control agreement, the terms of the change in control agreement govern. Mr. Dan’s employment agreement also contains confidentiality and non-competition provisions to which he is subject during and for three years after termination of his employment.

Severance Agreements

Severance Agreement with Mr. Cazer

As described in “Compensation Discussion and Analysis,” Mr. Cazer entered into a severance agreement with the Company in connection with his hiring. The agreement has a three year term, which expires on April 7, 2011. If the Company terminates Mr. Cazer’s employment other than for cause, death or incapacity, Mr. Cazer will receive the following compensation and other benefits:

—	The Company will make a lump sum cash payment consisting of the aggregate of the following amounts:

—

the sum of (1) his currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of his termination and (3) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (3) is referred to in this sub-section and in the tables below as the “Accrued Obligation Payment”); and

—	an amount equal to two times the sum of his annual base salary and his average annual bonus awarded during the last three years.

—

In the event Mr. Cazer elects continued medical benefit coverage, the Company will reimburse Mr. Cazer for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid in respect of such coverage had Mr. Cazer’s employment continued during such period.

—	The Company will provide Mr. Cazer with outplacement services.

—	The grant of restricted stock units with a grant date fair market value of $800,015 will become immediately vested and non-forfeitable.

—

To the extent not already paid or provided, the Company will pay or provide to Mr. Cazer any other amounts or benefits required to be paid or provided or that he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid stock and similar compensation (such other amounts and benefits are referred to in this sub-section and in the tables below as “Other Benefits”).

If Mr. Cazer’s employment is terminated by reason of his death or incapacity, Mr. Cazer’s severance agreement will terminate without further obligations to him other than for payment of:

—	the Accrued Obligation Payment; and

—

the provision by the Company of death benefits or disability benefits, as applicable, in accordance with the Company’s welfare benefit plans and programs as in effect on the date of the severance agreement or, if more favorable to Mr. Cazer, at his deemed date of termination.

If the Company terminates Mr. Cazer’s employment for cause, the severance agreement will terminate without further obligations to him, other than payment of (1) his currently effective annual base salary through the date of termination and (2) any Other Benefits, in each case to the extent not already paid.

If Mr. Cazer voluntarily terminates his employment, the severance agreement will terminate without further obligations to him, other than payment of the Accrued Obligation Payment and Other Benefits.

If the payments received under Mr. Cazer’s severance agreement are more than 110% of the threshold for excise tax imposed by the Internal Revenue Code on excess parachute payments, Mr. Cazer will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

The benefits payable under Mr. Cazer’s change in control agreement and the severance agreement are not duplicative. In the event of a conflict between the terms of the two agreements, Mr. Cazer is entitled to receive the compensation and benefits most favorable to him. Mr. Cazer’s severance agreement also contains confidentiality provisions to which he is subject during and for two years after termination of his employment and non-competition provisions to which he is subject during and for one year after termination of his employment.

Severance Agreement with Mr. Lennon

On September 22, 1997, the Company entered into a severance agreement with Mr. Lennon. Under this agreement, if Mr. Lennon terminates his employment for good reason or the Company terminates his employment other than for cause, death or incapacity, he will receive the compensation and other benefits described below:

—	The Company will make a lump sum cash payment (or in stock if provided by a relevant plan) consisting of the aggregate of the following amounts:

—

the sum of (1) the currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of the highest annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of his termination, and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (3) is referred to in this sub-section and in the tables below as the “Accrued Obligation Payment”); and

—	an amount equal to three times the sum of his annual base salary and his highest annual bonus awarded during the last three years.

—

For three years after the Mr. Lennon’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to him and/or his family at least equal to those that would have been provided to him in accordance with benefit plans, programs, practices and policies, including medical, disability, group life, accidental death and travel accident insurance plans and programs, if his employment had not been terminated or, if more favorable to him, as in effect generally at any time thereafter. However, if Mr. Lennon becomes employed by another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

—	The Company will provide Mr. Lennon with outplacement services.

—	All unexercised stock options granted before the date of termination, whether or not such options are exercisable on the date of termination, will become immediately vested and exercisable.

—	The Company, if requested within three years of the date of termination, will arrange for the purchase of Mr. Lennon’s principal residence and the provision of certain relocation benefits to him.

—

To the extent not already paid or provided, the Company will pay or provide to Mr. Lennon any other amounts or benefits required to be paid or provided or that he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid stock and similar compensation (such other amounts and benefits are referred to in this sub-section and in the tables below as the “Other Benefits”).

If Mr. Lennon’s employment is terminated by reason of his death or incapacity, Mr. Lennon’s severance agreement will terminate without further obligations to him other than for payment of:

—	the Accrued Obligation Payment; and

—

the provision by the Company of death benefits or disability benefits, as applicable, in accordance with the Company’s welfare benefit plans and programs as in effect on the date of the severance agreement or, if more favorable to Mr. Lennon, at his deemed date of termination.

If the Company terminates Mr. Lennon’s employment for cause, the severance agreement will terminate without further obligations to him, other than payment of (1) his currently effective annual base salary through the date of termination and (2) any Other Benefits, in each case to the extent not already paid.

If Mr. Lennon voluntarily terminates his employment, the severance agreement will terminate without further obligations to him, other than payment of the Accrued Obligation Payment and Other Benefits.

If the payments received under the severance agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, Mr. Lennon will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

The benefits payable under Mr. Lennon’s change in control agreement and the severance agreement are not duplicative. In the event of a conflict between the terms of the two agreements, Mr. Lennon is entitled to receive the compensation and benefits most favorable to him. Mr. Lennon’s severance agreement also contains confidentiality provisions to which he is subject during and for three years after termination of his employment.

Change in Control Agreements

The change in control agreements provide the continuing named executive officers with certain compensation and continued benefits in the event that a “change in control” occurs and they remain employed by the Company or its successor for one year (six months for Mr. Schumacher) following the change in control. In addition, these agreements provide the named executive officers with certain compensation and benefits in the event that a change in control occurs and either they are terminated by the Company without “cause” or they quit for “good reason” within three years (one year for Mr. Schumacher) following a change in control. The expiration dates for each of the change in control agreements are:

Name	Expiration Date
Mr. Dan	April 23, 2010
Mr. Cazer	April 7, 2011
Mr. Lennon	April 23, 2010
Mr. Marshall	September 15, 2011
Mr. Schumacher	December 31, 2009

Change in Control Agreements—Benefits Following a Change in Control if Named Executive Officer is not Terminated

Salary and Bonus.  During the first year of employment following a change in control, each named executive officer will receive annual compensation equal to the sum of (1) a salary not less than the named executive officer’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the named executive officer’s highest bonus award (average bonus award for Messrs. Cazer and Marshall) under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred. For the named executive officers other than Mr. Schumacher, their compensation will be increased to account for inflation on each anniversary of the date the change in control occurred.

Incentive, Savings and Retirement Plans.  For the named executive officers other than Mr. Schumacher, during the named executive officer’s continued employment, he is entitled to continue to participate in all generally available incentive and savings plans and programs.

Welfare Benefit Plans.  During the named executive officer’s continued employment, he and/or his family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity.  If a named executive officer terminates his employment for good reason or the Company terminates the named executive officer’s employment following the date of the change in control other than for cause, death or incapacity, the named executive officer will receive the following compensation and other benefits:

—	The Company will make a lump sum cash payment to the named executive officer consisting of the aggregate of the following amounts:

—

the sum of (1) the named executive officer’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his highest annual bonus (average annual bonus for Messrs. Cazer and Marshall) awarded during the past three years pro-rated based on the number of days worked in the year of his termination and (3) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1), (2), and (3) is referred to in this subsection and in the tables below as the “Accrued Obligation Payment”); and

—	for Messrs. Dan and Lennon, an amount equal to three times the sum of his annual base salary and his highest annual bonus awarded during the past three years;

—	for Messrs. Cazer and Marshall, an amount equal to two times the sum of his annual base salary and his average annual bonus awarded during the past three years;

—	for Mr. Schumacher, an amount equal to his annual base salary for the past year.

—	The Company will provide the named executive officer with outplacement services.

—

For the named executive officers other than Mr. Schumacher, to the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the named executive officer is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to in this sub-section and in the tables below as the “Other Benefits”).

In addition, Messrs. Dan and Lennon will receive the following additional benefits under their change of control agreements:

—

For three years after Messrs. Dan’s and Lennon’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to him and/or his family at least equal to those that would have been provided to him in accordance with benefit plans, programs, practices and policies if his employment had not been terminated or, if more favorable to him, as in effect generally at any time thereafter. However, if he becomes employed by another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

—

The Company will pay in cash the difference between the exercise price and market value with respect to all unexercised stock options granted before the date of termination, whether or not such options are exercisable on the date of such request.

Under their respective change of control agreements, in the event either Messrs. Cazer or Marshall elect continued medical benefit coverage, the Company will reimburse them for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had their employment continued. Mr. Schumacher would be provided continued medical and dental coverage for up to one year after the change in control.

Termination for Death or Incapacity.  If a named executive officer’s employment is terminated by reason of the named executive officer’s death or incapacity following the date of the change in control, the change of control agreement will terminate without further obligations to the named executive officer’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) for the named executive officers other than Mr. Schumacher, the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the named executive officer, at the named executive officer’s deemed date of termination.

Termination for Cause.  If the Company or its successor terminates a named executive officer’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the named executive officer other than payment of (1) the named executive officer’s currently effective annual base salary through the date of termination and (2) other than Mr. Schumacher, Other Benefits, in each case to the extent not already paid or credited.

Termination for Other Than for Good Reason.  If a named executive officer voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the named executive officer, other than for the payment of the Accrued Obligation Payment and, other than Mr. Schumacher, Other Benefits.

Excise Taxes. Under Messrs.  Dan and Lennon’s change of control agreements, if the payments received under such change in control agreements are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, Messrs. Dan and Lennon will be entitled to a gross-up payment such that their net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed. Under Messrs. Cazer’s and Marshall’s change of control agreements, if the payments received under such change in control agreements are more than 110% of the threshold for excise tax imposed by the Internal Revenue Code on excess parachute payments, Messrs. Cazer and Marshall will be entitled to a gross-up payment such that their net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

Former Named Executive Officers

In connection with Mr. Ritter’s retirement from the Company, the Company entered into a consulting agreement with Mr. Ritter in April 2008. The agreement permitted either party to terminate the arrangement unilaterally, and Mr. Ritter exercised his termination right prior to the commencement of any services. Accordingly, the Company did not pay any amount to Mr. Ritter under this agreement. Pursuant to the terms of his severance agreement, Mr. Ritter received a payment of $172,406 for a pro-rated bonus based on the number of days worked in 2008 and accrued vacation pay.

In connection with Mr. Hartough’s retirement from the Company, the Company entered into a retirement and consulting agreement with Mr. Hartough in April 2008. Under the terms of the retirement and consulting agreement, Mr. Hartough provides advisory and consulting services to the Company for a one-year term. The Company paid Mr. Hartough $270,000 and will reimburse him for his reasonable expenses incurred in connection with the performance of his advisory and consulting services under the agreement. The retirement and consulting agreement also contains customary non-competition and non-solicitation provisions that expire on June 1, 2009, as well as confidentiality and release of legal claims provisions. Pursuant to the terms of his severance agreement, Mr. Hartough received a payment of $71,807 for a pro-rated bonus based on the number of days worked in 2008 and accrued vacation pay.

In accordance with a termination agreement entered into between the Company and Mr. Reed, Mr. Reed resigned as Vice President, General Counsel and Secretary on September 15, 2008 and continued as Special Legal Counsel until his retirement at the end of 2008. Under the terms of the termination agreement, the Company agreed to pay Mr. Reed severance payments totaling $1,609,053 and to provide certain other benefits valued at approximately $200,000. The termination agreement also provided for the vesting of all outstanding stock options on December 31, 2008, except for the stock option award in July 2008, which will vest on July 11, 2009. In addition, the termination agreement contains customary non-competition and non-solicitation provisions that expire at the end of 2009, as well as confidentiality and release of legal claims provisions.

Under the terms of the MPIP, Mr. Hartough was paid $218,660, Mr. Reed was paid $351,867 and Mr. Ritter was paid $351,867, which represents a pro-rated portion of awards for the 2006-2008 period. They are also entitled to an additional pro-rated portion of awards for the 2007-2009 and 2008-2010 periods if awards are payable for those performance periods. All outstanding options for Messrs. Ritter and Hartough will remain outstanding in accordance with their terms. Each of

Messrs. Hartough, Reed and Ritter also became entitled to distributions under the Company’s pension plans and deferred compensation program in connection with their retirement. For more information on these benefits, see “Pension Benefits” and “Nonqualified Deferred Compensation.”

Hypothetical Termination Benefits Following Termination Without a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Cazer, Lennon, Marshall and Schumacher (the named executive officers that remained employed by the Company on December 31, 2008) under the scenarios covered by the agreements described above and the Company’s currently existing policies and programs assuming the named executive officer’s employment is terminated without a change of control.

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer terminated his employment for good reason or the Company terminated the named executive officer’s employment on December 31, 2008 other than for cause, death or incapacity and that a change in control had not occurred as of that date.

Termination of Employment by Named Executive Officer for Good Reason

or by the Company for Other Than Cause, Death or Incapacity

(Without a Change in Control)

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Acceleration of Unvested Stock Awards and Options(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$7,746,750	$253,333	$-	$-	$6,906,756	$12,211,304	$27,118,143
Mr. Cazer (3)	292,500	1,485,000	125,370	586,844	-	-	47,485	2,537,199
Mr. Lennon	275,000	2,070,000	350,595	-	323,779	3,154,597	4,112,206	10,286,177
Mr. Marshall	-	-	-	-	-	39,740	31,453	71,193
Mr. Schumacher	-	-	-	-	-	81,060	74,072	155,132

(1)	The effect of accelerating any unvested restricted stock unit at December 31, 2008 is based on the number of unvested restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2008. The effect of accelerating any unvested option at December 31, 2008 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2008 and the respective option’s exercise price. For all unvested options, the closing price of Brink’s Common Stock at December 31, 2008 was less than the respective option’s exercise price. Under the terms of Mr. Dan’s employment agreement, unvested options would not receive accelerated vesting.

(2)	Includes the estimated benefit under the Company’s Senior Executive Relocation Program. Only Mr. Lennon is covered under this program.

(3)	Under the terms of Mr. Cazer’s severance agreement, termination for Good Reason is not covered. Amounts presented are for termination by the Company for Other Than Cause, Death or Incapacity.

Termination for Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer’s employment terminated by reason of the named executive officer’s death on December 31, 2008 and that a change in control had not occurred as of that date.

Termination of Employment by Reason of Named Executive Officer’s Death

(Without a Change in Control)

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit(3)	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$2,615,288	$2,809,600	$4,526,796	$12,211,304	$22,162,988
Mr. Cazer	292,500	1,062,885	1,280,079	-	73,817	2,709,281
Mr. Lennon	275,000	980,216	561,920	1,459,724	4,112,206	7,389,066
Mr. Marshall	-	826,688	214,395	71,083	31,453	1,143,619
Mr. Schumacher	-	520,814	140,480	66,507	74,072	801,873

(1)	The executive’s beneficiary or estate will receive ten equal annual payments totaling three times the executive’s base salary. These amounts reflect the net present value of the payments discounted at 5.5%.

(2)	Includes (a) the pro-rated portion of any outstanding MPIP award assuming performance goals are achieved through December 31, 2008, (b) the effect of accelerating any unvested option at December 31, 2008 and (c) the effect of accelerating any unvested restricted stock unit at December 31, 2008:

Name	MPIP	Acceleration of Unvested Stock Awards and Options(a)	Total
Mr. Dan	$2,809,600	$-	$2,809,600
Mr. Cazer	-	1,280,079	1,280,079
Mr. Lennon	561,920	-	561,920
Mr. Marshall	-	214,395	214,395
Mr. Schumacher	140,480	-	140,480

(a)	The effect of accelerating any unvested restricted stock unit at December 31, 2008 is based on the number of unvested restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2008. The effect of accelerating any unvested option at December 31, 2008 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2008 and the respective option’s exercise price. For all unvested options, the closing price of Brink’s Common Stock at December 31, 2008 was less than the respective option’s exercise price.

(3)	The Company’s pension plans provide for a joint and survivor benefit to each participant’s spouse. These amounts reflect the actuarial present value of such benefit, assuming the benefit is payable at approximately 50% of the benefit that would have been payable to the participant if he or she were retired.

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer’s employment terminated by reason of the named executive officer’s incapacity on December 31, 2008 and that a change in control had not occurred as of that date.

Termination of Employment by Reason of Named Executive Officer’s Incapacity

(Without a Change in Control)

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$1,907,428	$2,809,600	$6,906,756	$12,211,304	$23,835,088
Mr. Cazer	292,500	3,521,420	1,280,079	-	73,817	5,167,816
Mr. Lennon	275,000	-	561,920	3,154,597	4,112,206	8,103,723
Mr. Marshall	-	3,255,260	214,395	39,740	31,453	3,540,848
Mr. Schumacher	-	1,808,308	140,480	81,060	74,072	2,103,920

(1)	In the event of incapacity, short-term disability payments are payable for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable until the retirement of the executive (usually at the social security retirement age). Such payments cover 60% of the executive’s base salary and three year average KEIP bonus with a limit of $25,000 per month. Other than for Mr. Dan, the amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Life Insurance and Executive Salary Continuation premiums during the disability period, discounted at 6%. Under the terms of Mr. Dan’s employment agreement, disability payments are at 100% of base salary for six months, and then at 50% of base salary until the expiration of his employment agreement. Thereafter, amounts would be provided as previously described.

(2)	For details, see table above. Includes (a) the pro-rated portion of any outstanding MPIP award assuming performance goals are achieved through December 31, 2008, (b) the effect of exercising any unvested option at December 31, 2008 when such options eventually vest (options are not accelerated in the event of incapacity with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2008) and the respective option’s exercise price and (c) the effect of accelerating any unvested restricted stock unit at December 31, 2008 based on the closing price of Brink’s Common Stock at December 31, 2008. At December 31, 2008, the price of Brink’s Common Stock was less than the respective option’s exercise price.

Termination for Cause

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the Company terminated the named executive officer’s employment for cause on December 31, 2008 and that a change in control had not occurred as of that date.

Termination of Employment by the Company for Cause

(Without a Change in Control)

Name	Annual Base Salary Not Previously Paid(1)	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$-	$6,906,756	$12,211,304	$19,118,060
Mr. Cazer	-	-	-	47,485	47,485
Mr. Lennon	-	-	3,154,597	4,112,206	7,266,803
Mr. Marshall	-	-	39,740	31,453	71,193
Mr. Schumacher	-	-	81,060	74,072	155,132

(1)	All Annual Base Salary was paid as of December 31, 2008.

Termination for Other Than for Good Reason

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer voluntarily terminated his employment on December 31, 2008 other than for good reason and that a change in control had not occurred as of that date.

Termination of Employment by Named Executive Officer for Other Than Good Reason

(Without a Change in Control)

Name	Accrued Obligation Payment	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$-	$6,906,756	$12,211,304	$19,118,060
Mr. Cazer	292,500	-	-	47,485	339,985
Mr. Lennon	275,000	-	3,154,597	4,112,206	7,541,803
Mr. Marshall	-	-	39,740	31,453	71,193
Mr. Schumacher	-	-	81,060	74,072	155,132

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that the named executive officer retired from the Company on December 31, 2008 and that a change in control had not occurred as of that date.

Retirement of Named Executive Officer

(Without a Change in Control)

Name	Accrued Obligation Payment	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$2,809,600	$8,174,281	$12,211,304	$23,195,185
Mr. Cazer (2)	-	-	-	-	-
Mr. Lennon	275,000	561,920	3,154,597	4,112,206	8,103,723
Mr. Marshall (2)	-	-	-	-	-
Mr. Schumacher (2)	-	-	-	-	-

(1)	For details, see table on page 49. Includes the effect of exercising any unvested option at December 31, 2008 when such options eventually vest (options are not accelerated in the event of retirement with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2008) and the respective option’s exercise price. At December 31, 2008, the price of Brink’s Common Stock was less than the respective option’s exercise price.

(2)	Messrs. Cazer, Marshall and Schumacher are not eligible for retirement.

Hypothetical Termination Benefits Following a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company to the continuing named executive officers under the scenarios covered by the agreements described above and the Company’s currently existing plans and programs, assuming a change of control occurs.

Continued Employment until December 31, 2009

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and that each of these named executive officers continued their employment with the Company until December 31, 2009.

Continued Employment until December 31, 2009

(Following a Change in Control)

Name	Salary	Bonus	Benefits Under Incentive, Savings and Retirement Plans(1)	Benefits under Welfare Benefit Plans	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,107,250	$1,475,000	$419,992	$49,338	$6,906,756	$12,211,304	$22,169,640
Mr. Cazer	450,000	292,500	116,992	20,262	-	73,817	953,571
Mr. Lennon	415,000	275,000	112,427	51,806	3,154,597	4,112,206	8,121,036
Mr. Marshall	350,000	175,000	69,875	14,745	39,740	31,453	680,813
Mr. Schumacher	220,500	85,000	59,932	13,611	81,060	74,072	534,175

(1)	Assumes (a) identical matching contributions under the deferred compensation program as those paid in the year ended December 31, 2008, for Messrs. Dan, Lennon and Schumacher and projected full-year 2009 matching contributions under the deferred compensation program for Messrs. Cazer and Marshall (b) projected maximum matching contributions under the 401(k) Plan of $20,625 and (c) no incremental benefit earned under any pension plan for which benefits were frozen at December 31, 2005.

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and that the named executive officer terminated his employment for good reason or the Company terminated the named executive officer’s employment on that date other than for cause, death or incapacity.

Termination of Employment by Named Executive Officer for Good Reason

or by the Company for Other Than Cause, Death or Incapacity

(Following Change in Control)

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$7,746,750	$699,468	$4,500,000	$6,906,756	$12,211,304	$33,539,278
Mr. Cazer	292,500	1,485,000	125,370	2,507,795	-	73,817	4,484,482
Mr. Lennon	275,000	2,070,000	359,323	2,504,500	3,154,597	4,112,206	12,475,626
Mr. Marshall	175,000	1,050,000	92,745	730,307	39,740	31,453	2,119,245
Mr. Schumacher	85,000	220,500	54,913	225,000	81,060	74,072	740,545

(1)	Includes (a) the value of all outstanding MPIP awards deemed to be earned at 150% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 31, (b) the effect of accelerating any unvested option or restricted stock unit at December 31, 2008, (c) the effect of applicable tax gross-up payments, and (d) the estimated benefit under the Company’s Senior Executive Relocation Program for Mr. Lennon:

Name	MPIP	Acceleration of Unvested Stock Awards and Options(a)	Tax Gross-Up Payment	Relocation	Total
Mr. Dan	$4,500,000	$-	$-	$-	$4,500,000
Mr. Cazer	-	1,280,079	1,227,716	-	2,507,795
Mr. Lennon	900,000	-	1,280,721	323,779	2,504,500
Mr. Marshall	-	214,395	515,912	-	730,307
Mr. Schumacher	225,000	-	-	-	225,000

(a)	The effect of accelerating any unvested restricted stock unit at December 31, 2008 is based on the number of unvested restricted stock units multiplied by the closing price of Brink’s Common Stock at December 31, 2008. The effect of accelerating any unvested option at December 31, 2008 is based on the difference between the closing price of Brink’s Common Stock at December 31, 2008 and the respective option’s exercise price. For all unvested options, the closing price of Brink’s Common Stock at December 31, 2008 was less than the respective option’s exercise price.

Termination for Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and that the named executive officer’s employment terminated by reason of the named executive officer’s death on that date.

Termination of Employment by Reason of Named Executive Officer’s Death

(Following Change in Control)

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$2,615,288	$4,500,000	$4,526,796	$12,211,304	$25,328,388
Mr. Cazer	292,500	1,062,885	1,280,079	-	73,817	2,709,281
Mr. Lennon	275,000	980,216	900,000	1,459,724	4,112,206	7,727,146
Mr. Marshall	175,000	826,688	214,395	71,083	31,453	1,318,619
Mr. Schumacher	85,000	520,814	225,000	66,507	74,072	971,393

(1)	Includes (a) the effect of all outstanding MPIP awards deemed to be earned at 150% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 31, and (b) the effect of accelerating any unvested option or restricted stock unit at December 31, 2008 based on the difference between the closing price of Brink’s Common Stock at December 31, 2008 and the respective option’s exercise price and the value of unvested restricted stock units based on the closing price of Brink’s Common Stock at December 31, 2008. At December 31, 2008, the closing price of Brink’s Common Stock was less than the respective option’s exercise price.

Name	MPIP	Acceleration of Unvested Stock Awards	Total
Mr. Dan	$4,500,000	$-	$4,500,000
Mr. Cazer	-	1,280,079	1,280,079
Mr. Lennon	900,000	-	900,000
Mr. Marshall	-	214,395	214,395
Mr. Schumacher	225,000	-	225,000

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and the named executive officer’s employment terminated by reason of incapacity on that date.

Termination of Employment by Reason of Named Executive Officer’s Incapacity

(Following Change in Control)

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$1,721,879	$4,500,000	$6,906,756	$12,211,304	$26,814,939
Mr. Cazer	292,500	3,521,420	1,280,079	-	73,817	5,167,816
Mr. Lennon	275,000	-	900,000	3,154,597	4,112,206	8,441,803
Mr. Marshall	175,000	3,255,260	214,395	39,740	31,453	3,715,848
Mr. Schumacher	85,000	1,808,308	225,000	81,060	74,072	2,273,440

(1)	See table above for details.

Termination for Cause

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and that the Company terminated the named executive officer’s employment for cause on that date.

Termination of Employment by the Company for Cause

(Following Change in Control)

Name	Annual Base Salary Not Previously Paid(1)	Earn Out of Open Long Term Awards(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$-	$4,500,000	$6,906,756	$12,211,304	$23,618,060
Mr. Cazer	-	1,280,079	-	73,817	1,353,896
Mr. Lennon	-	900,000	3,154,597	4,112,206	8,166,803
Mr. Marshall	-	214,395	39,740	31,453	285,588
Mr. Schumacher	-	225,000	81,060	74,072	380,132

(1)	All Annual Base Salary was paid as of December 31, 2008.

(2)	See table on page 52 for details.

Termination for Other Than for Good Reason

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and that the named executive officer voluntarily terminated his employment on that date other than for good reason.

Termination of Employment by Named Executive Officer for Other Than Good Reason

(Following Change in Control)

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$4,500,000	$6,906,756	$12,211,304	$25,093,060
Mr. Cazer	292,500	1,280,079	-	73,817	1,646,396
Mr. Lennon	275,000	900,000	3,154,597	4,112,206	8,441,803
Mr. Marshall	175,000	214,395	39,740	31,453	460,588
Mr. Schumacher	85,000	225,000	81,060	74,072	465,132

(1)	See table on page 52 for details.

The table below provides information with respect to the compensation and other benefits payable by the Company assuming that a change in control occurred on December 31, 2008 and that the named executive officer retired from the Company on that date.

Retirement of Named Executive Officer

(Following Change in Control)

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$4,500,000	$8,174,281	$12,211,304	$26,360,585
Mr. Cazer (2)	-	-	-	-	-
Mr. Lennon	275,000	900,000	3,154,597	4,112,206	8,441,803
Mr. Marshall (2)	-	-	-	-	-
Mr. Schumacher (2)	-	-	-	-	-

(1)	See table on page 52 for details.

(2)	Messrs. Cazer, Marshall and Schumacher are not eligible for retirement.

Summary of Payments for Named Executive Officers

The following table summarizes the payments and benefits available to each named executive officer who remained employed by the Company as of December 31, 2008 under each termination scenario that has been described on pages 48 to 54.

Payments Upon Termination

as of December 31, 2008

Named Executive Officers

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement (2)	Without Cause or for Good Reason(3)	Cause	Voluntary	Death	Incapacity	Retirement (2)	Without Cause or for Good Reason(4)
Mr. Dan
Already Earned(1)	$19,118,060	$19,118,060	$16,738,100	$19,118,060	$20,385,585	$19,118,060	$19,118,060	$19,118,060	$16,738,100	$19,118,060	$20,385,585	$19,118,060
Additional Payments	-	-	5,424,888	4,717,028	2,809,600	8,000,083	4,500,000	5,975,000	8,590,288	7,696,879	5,975,000	14,421,218

Total	19,118,060	19,118,060	22,162,988	23,835,088	23,195,185	27,118,143	23,618,060	25,093,060	25,328,388	26,814,939	26,360,585	33,539,278

Mr. Cazer
Already Earned(1)	47,485	47,485	73,817	73,817	-	47,485	73,817	73,817	73,817	73,817	-	73,817
Additional Payments	-	292,500	2,635,464	5,093,999	-	2,489,714	1,280,079	1,572,579	2,635,464	5,093,999	-	4,410,665

Total	47,485	339,985	2,709,281	5,167,816	-	2,537,199	1,353,896	1,646,396	2,709,281	5,167,816	-	4,484,482

Mr. Lennon
Already Earned(1)	7,266,803	7,266,803	5,571,930	7,266,803	7,266,803	7,266,803	7,266,803	7,266,803	5,571,930	7,266,803	7,266,803	7,266,803
Additional Payments	-	275,000	1,817,136	836,920	836,920	3,019,374	900,000	1,175,000	2,155,216	1,175,000	1,175,000	5,208,823

Total	7,266,803	7,541,803	7,389,066	8,103,723	8,103,723	10,286,177	8,166,803	8,441,803	7,727,146	8,441,803	8,441,803	12,475,626

Mr. Marshall
Already Earned(1)	71,193	71,193	102,536	71,193	-	71,193	71,193	71,193	102,536	71,193	-	71,193
Additional Payments	-	-	1,041,083	3,469,655	-	-	214,395	389,395	1,216,083	3,644,655	-	2,048,052

Total	71,193	71,193	1,143,619	3,540,848	-	71,193	285,588	460,588	1,318,619	3,715,848	-	2,119,245

Mr. Schumacher
Already Earned(1)	155,132	155,132	140,579	155,132	-	155,132	155,132	155,132	140,579	155,132	-	155,132
Additional Payments	-	-	661,294	1,948,788	-	-	225,000	310,000	830,814	2,118,308	-	585,413

Total	155,132	155,132	801,873	2,103,920	-	155,132	380,132	465,132	971,393	2,273,440	-	740,545

(1)	Includes aggregate balance of executive’s deferred compensation account and the present value of the executive’s accumulated pension benefit.

(2)	Messrs. Cazer, Marshall and Schumacher are not eligible for retirement.

(3)	Termination without cause by the Company or termination for good reason by the named executive officer with respect to Messrs. Dan, Lennon, Marshall and Schumacher. Termination without cause by the Company with respect to Mr. Cazer.

(4)	Termination without cause by the Company or termination for good reason by the named executive officer.

DIRECTOR COMPENSATION

The Corporate Governance Committee reviews Board compensation annually. The Company’s Human Resources Department provides support to the Corporate Governance Committee in this review process. In addition, the Corporate Governance Committee engaged Frederic W. Cook & Co., Inc. (the “Cook firm”) in 2008 as the Corporate Governance Committee’s director compensation consultant to provide a director compensation study and report to the Corporate Governance Committee. The Corporate Governance Committee requested that the Cook firm (1) conduct an independent review of the design and competitiveness of the Company’s director compensation, including an overview of the Company’s director compensation and a competitive evaluation of each of the Board compensation components, and (2) provide information on director compensation trends and observations and recommendations regarding potential changes to director compensation. For purposes of the competitive evaluation, the Cook firm created a peer group of 17, similarly sized, diversified service companies. Based on the results of the Cook firm study and report, the Corporate Governance Committee decided to recommend certain changes to the non-employee directors’ compensation program, including increasing the annual retainer to $50,000 and granting stock units that in the aggregate equal $95,000 annually. The Board approved those recommended changes in 2008.

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Roger G. Ackerman	$86,728	$95,042	$504	$1,271	$0	$183,545
Betty C. Alewine	88,228	95,042	504	5,573	10,507	199,854
James R. Barker	107,131	95,042	504	0	0	202,677
Marc C. Breslawsky	98,478	95,042	504	10,539	5,211	209,774
John S. Brinzo (6)	90,873	95,042	504	502	0	186,921
Thomas R. Hudson Jr.	80,381	95,042	504	0	0	175,927
Murray D. Martin	111,642	95,042	504	3,369	10,211	220,768
Lawrence J. Mosner (6)	79,112	95,042	504	3,536	108	178,302
Carl S. Sloane (6)	76,690	95,042	504	4,281	10,000	186,517
Timothy Smart (7)	44,845	20,000	504	0	5,284	70,633
Robert J. Strang	10,174	-	-	0	0	10,174
Ronald L. Turner	94,228	95,042	504	3,724	45,239	238,737
Carroll R. Wetzel, Jr. (6)	38,784	95,042	-	0	1,000	134,826

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.

(2)	Represents (a) the amount recognized by the Company in 2008 related to the allocation of units representing shares of Brink’s Common Stock (“DSAP units”) to each non-employee director under the terms of the Company’s Directors’ Stock Accumulation Plan (“DSAP”), and (b) the amount recognized by the Company in 2008 related to the allocation of deferred stock units representing shares of Brink’s Common Stock (“deferred stock units”) to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan.

The following table sets forth (a) the number of DSAP units granted to each non-employee director during the year ended December 31, 2008, (b) the aggregate grant date fair value of the DSAP units granted to each non-employee director during the year ended December 31, 2008 and (c) the aggregate number of DSAP units credited to each non-employee director as of December 31, 2008, which includes prior grants and DSAP units credited in respect to cash dividends paid on Brink’s Common Stock:

Name	DSAP Units Granted in 2008(a)	Grant Date Fair Value(b)	Total DSAP Units Held(a)
Mr. Ackerman	510	$20,000	15,216
Mrs. Alewine	510	20,000	12,015
Mr. Barker	510	20,000	17,760
Mr. Breslawsky	510	20,000	13,638
Mr. Brinzo	510	20,000	0	(c)
Mr. Hudson	510	20,000	1,078
Mr. Martin	510	20,000	1,751
Mr. Mosner	510	20,000	0	(c)
Mr. Sloane	510	20,000	0	(c)
Mr. Smart	510	20,000	0	(c)
Mr. Strang	0	0	0
Mr. Turner	510	20,000	6,535
Mr. Wetzel	510	20,000	0	(c)
All Non-Employee Directors as a Group (13 persons)	6,120	$240,000	67,993

(a)	The DSAP Units shown above have been adjusted in connection with the spin-off of Brink’s Home Security, which occurred on October 31, 2008.

(b)	The grant date fair value was computed in accordance with FAS 123R based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on June 1, 2008, the date of grant.

(c)	Each of Messrs. Brinzo, Mosner, Sloane, Smart and Wetzel received a distribution of awards previously granted under the DSAP in connection with their separation from service from the Board of Directors.

The following table sets forth (a) the number of deferred stock units granted to each non-employee director during the year ended December 31, 2008, (b) the aggregate grant date fair value of the deferred stock units granted to each non-employee director during the year ended December 31, 2008 and (c) the aggregate number of deferred stock units credited to each non-employee director as of December 31, 2008:

Name	Deferred Stock Units Granted in 2008(a)	Grant Date Fair Value(b)	Total Deferred Stock Units Held(a)
Mr. Ackerman	2,181	$75,042	2,181
Mrs. Alewine	2,181	75,042	2,181
Mr. Barker	2,181	75,042	2,181
Mr. Breslawsky	2,181	75,042	2,181
Mr. Brinzo	1,187	75,042	0	(c)
Mr. Hudson	2,181	75,042	2,181
Mr. Martin	2,181	75,042	2,181
Mr. Mosner	1,187	75,042	0	(c)
Mr. Sloane.	1,187	75,042	0	(c)
Mr. Smart	0	0	0
Mr. Strang	0	0	0
Mr. Turner	2,181	75,042	2,181
Mr. Wetzel	1,187	75,042	0	(c)
All Non-Employee Directors as a Group (13 persons)	20,015	$825,462	15,267

(a)	The Deferred Stock Units shown above have been adjusted for all continuing directors in connection with the spin-off of Brink’s Home Security, which occurred on October 31, 2008.

(b)	The grant date fair value was computed in accordance with FAS 123R based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on July 11, 2008, the date of grant.

(c)	Each of Messrs. Brinzo, Mosner, Sloane and Wetzel forfeited their deferred stock units upon separation of service from the Board of Directors and received new deferred stock units from Brink’s Home Security Holdings, Inc. in connection with the spin-off of BHS.

(3)	Represents remaining expense recognized on January 1, 2008 for options granted on July 1, 2007 which became exercisable on January 1, 2008. For a discussion of these options, see “Non-Employee Directors’ Stock Option Plan” below.

(4)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” below. There is no pension plan for the Company’s Board of Directors.

(5)	Reflects the value of the following perquisites and other personal benefits provided to the non-employee directors in 2008. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director.

Name	Personal and Spousal Travel and Entertainment	Matching Gifts Program(a)	Directors’ Charitable Award Program(b)	Total
Mr. Ackerman	$0	$0	$0	$0
Mrs. Alewine	507	10,000	0	10,507
Mr. Barker	0	0	0	0
Mr. Breslawsky	211	5,000	0	5,211
Mr. Brinzo	0	0	-	0
Mr. Hudson	0	0	-	0
Mr. Martin	211	10,000	-	10,211
Mr. Mosner	108	0	-	108
Mr. Sloane	0	10,000	0	10,000
Mr. Smart	5,284	0	-	5,284
Mr. Strang	0	0	-	0
Mr. Turner	0	0	45,239	45,239
Mr. Wetzel	0	1,000	-	1,000

(a)	Under the Company’s matching gifts program, the Company matches charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations.

(b)	Under the Directors’ Charitable Award Program, the Company will contribute $1,100,000 on behalf of each participating director after such director’s death. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions. Premiums paid in 2008 in respect of such policies covering Mr. Turner totaled $45,239. As of December 31, 2008, no additional premiums were owed on the life insurance policies for the other six directors (including Mr. Dan) who participate in the program. In 2003, the Directors’ Charitable Award Program was closed to new participants. Accordingly, only Messrs. Ackerman, Barker, Breslawsky, Dan, Sloane, Turner and Mrs. Alewine, who joined the Board before that date, participate. For a discussion of the material terms of the Directors’ Charitable Award Program, see “Directors’ Charitable Award Program” below.

(6)	Messrs. Brinzo, Mosner, Sloane and Wetzel resigned from the Board on October 31, 2008 in connection with the spin-off of BHS.

(7)	Mr. Smart resigned from the Board on July 11, 2008.

Non-Employee Directors’ Fees

Each non-employee director is paid an annual retainer fee of $50,000 (which was increased from $40,000, effective July 11, 2008), a fee of $1,750 for attendance at each meeting of the Board and of each committee of the Board on which he or she serves and a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board. In addition, the Lead Director receives an additional annual fee of $25,000, each committee chairman receives an additional annual fee of $5,000, except the chairman of the Audit and Ethics Committee, who receives an additional annual fee of $12,000 and the chairman of the Compensation and Benefits Committee, who receives an additional annual fee of $7,500, and each member of the Audit and Ethics Committee receives an additional annual fee of $5,000.

Plan for Deferral of Directors’ Fees

Under the Company’s Plan for Deferral of Directors’ Fees, a director may elect to defer receipt of his or her fees and/or dividend equivalent payments to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the deferral plan, to receive a distribution in up to 10 equal annual installments.

The following table sets forth the aggregate balance for each participating director under the Plan for Deferral of Directors’ Fees as of December 31, 2008:

Name	Aggregate Balance
Mr. Ackerman	$102,432
Mrs. Alewine	466,074
Mr. Breslawsky	867,295
Mr. Martin	290,569

Directors’ Stock Accumulation Plan

Under the terms of the Company’s Directors’ Stock Accumulation Plan, each non-employee director receives, as of June 1, an allocation of DSAP units equal to 50% of the annual retainer currently in effect, divided by the average of the high and low per share quoted sale prices of Brink’s Common Stock on the first trading date in June as reported on the New York Stock Exchange. Additional DSAP units are credited to a participant’s account in respect of cash dividends paid on Brink’s Common Stock based upon the Directors’ Stock Accumulation Plan’s formula for accrual. DSAP Units credited to a director’s account will vest one year from their grant date, or, if earlier, upon the director’s termination of service or upon the occurrence of a change in control. Upon a participant’s termination of service, the distribution of shares of Brink’s Common Stock equal to the number of DSAP units allocated to such director’s account generally will be made in a single lump sum distribution; however, a participant may elect, in accordance with the plan, to receive a distribution in up to 10 equal annual installments. The Directors’ Stock Accumulation Plan terminates on May 15, 2014, unless it is extended by the Company’s shareholders.

Non-Employee Directors’ Stock Option Plan

No new grants may be made under the Non-Employee Directors’ Stock Option Plan after May 11, 2008 and none of the non-employee directors received any compensation under this plan in 2008, but previously granted options from this plan remain outstanding.

The following table sets forth the aggregate number of options held by each non-employee director as of December 31, 2008 based on previous option grants under the Non-Employee Directors’ Stock Option Plan.

Name	Total Options Held(1)
Mr. Ackerman	44,752
Mrs. Alewine	42,442
Mr. Barker	14,698
Mr. Breslawsky	67,878
Mr. Brinzo.	0
Mr. Hudson	7,349
Mr. Martin	14,698
Mr. Mosner	0
Mr. Sloane.	0
Mr. Smart	7,349
Mr. Strang	0
Mr. Turner	28,570
Mr. Wetzel	0
All Non-Employee Directors as a Group (13 persons)	227,736

(1)	The total options listed above have been adjusted in connection with the spin-off of BHS.

Non-Employee Directors’ Equity Plan

The Company implemented the Non-Employee Directors’ Equity Plan in 2008 to replace the Non-Employee Directors’ Stock Option Plan. It was approved by the Company’s shareholders and is part of the Company’s overall compensation program for its non-employee directors. The Board of Directors administers the Non-Employee Directors’ Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

On July 11, 2008, each Non-Employee Director was granted deferred stock units with a market value on the date of grant of $75,042 under the Non-Employee Directors’ Equity Plan. These units vest upon the earlier of one year or upon a director’s separation from service on the Board of Directors, provide for cash payments equivalent to Company common stock dividends, and will be settled in Company common stock six months after a director’s separation from service on the Board of Directors. Each director who resigned from the Board of Directors in connection with the spin-off of Brink’s Home Security forfeited all deferred stock unit awards and received equivalent awards as directors of Brink’s Home Security Holdings, Inc.

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, the Company will make contributions amounting to $1,100,000 after a participating director’s death on his or her behalf if the director has satisfied the Program’s service requirements. Of that amount, $100,000 will be donated to one or more tax-exempt organizations designated by the Company, and $1,000,000 will be donated in accordance with the director’s recommendations to eligible educational institutions and charitable organizations. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Messrs. Ackerman, Barker, Breslawsky, Dan, Sloane, Turner and Mrs. Alewine, who each joined the Board before February 7, 2003, currently participate in the Directors’ Charitable Award Program and have each satisfied its service requirements. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions.

Expense Reimbursement of MMI Investments, L.P.

In connection with the Company’s settlement agreement with MMI, pursuant to which the Company nominated and recommended Mr. Wetzel for election as a director at the 2008 annual meeting of shareholders and agreed to appoint Mr. Strang to the Board upon Mr. Wetzel’s resignation and commencement of service on the Board of Brink’s Home Security Holdings, Inc., the Company reimbursed MMI for certain expenses incurred in connection with its shareholder proposals, including payments made by MMI to Messrs. Strang and Wetzel to serve as its nominees, as well as costs associated with the termination of the arrangements between MMI and Messrs. Strang and Wetzel. See “Director Nominating Process” beginning on page 5 for more information.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)(3)
Equity compensation plans approved by security holders	4,140,219	(1)	$28.95	(2)	3,609,040
Equity compensation plans not approved by security holders	-		-		-

Total	4,140,219		$28.95		3,609,040

(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan.

(2)	Does not include awards described in footnote (1).

(3)	The Key Employees’ Deferred Compensation Program, as approved by shareholders, has no limit as to the number of securities available for issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2008, its officers, directors and greater-than-10% beneficial owners timely filed all required reports, except that Mr. Hudson filed an amended Form 4 and Mr. Marshall filed an amended Form 3 to report previously omitted shares due to an administrative oversight.

REPORT OF AUDIT AND ETHICS COMMITTEE

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

—	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and KPMG LLP (“KPMG”), the Company’s independent auditors;

—

Discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

—

Received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Murray D. Martin, Chairman
James R. Barker
Marc C. Breslawsky
Thomas R. Hudson Jr.

PROPOSAL NO. 2—APPROVAL OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2008. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2007 and 2008.

	2008	2007
	(In thousands)
Audit Fees	$6,232	$5,958
Audit-Related Fees	242	434
Tax Fees	710	440
All Other Fees	0	0

Total Fees	$7,184	$6,832

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above, including assistance with applications for grants and incentives.

The aggregate amount billed by KPMG for services during 2008 that were not pre-approved by the Audit Committee but were subject to the de minimis exception from pre-approval provided by 17 CFR 210.2-01(c)(7)(i)(C) constituted less than 0.5% of the total amount of fees paid by the Company to KPMG during 2008.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS

VOTE FOR APPROVAL OF THE SELECTION OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION

Shareholder Proposals

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board of Directors for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring other business before annual meetings. For a shareholder to nominate a director or directors at the 2010 annual meeting or bring other business (including any proposal intended for inclusion in the Company’s proxy materials) before the 2010 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 1, 2010, nor earlier than the close of business on November 2, 2009. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinkscompany.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit and Ethics, Compensation and Benefits and Corporate Governance and Nominating Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 by contacting the Company’s Corporate Secretary at the address listed above under “—Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Company’s Corporate Secretary as described above.

Directions to Annual Meeting

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Company’s Corporate Secretary at (804) 289-9600. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their broker for further information.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Innisfree M&A Incorporated to perform various proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2008 annual meeting is currently estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

McALISTER C. MARSHALL, II

Secretary

March 16, 2009

ANNEX A

PEER GROUP COMPANIES

7-Eleven, Inc.	Embarq Corporation	Nortel Networks Corporation
Accenture Ltd	Equifax Inc.	Northwest Airlines Corporation
ADC Telecommunications, Inc.	Equity Office Properties Trust	Parsons Corporation
ADVO, Inc.	Ericsson	ProQuest LLC
Alcatel-Lucent	Experian Group Limited	Providence Health System
Alexander & Baldwin, Inc.	Express Scripts, Inc.	QUALCOMM Incorporated
Amazon.com, Inc.	G&K Services, Inc.	Quest Diagnostics Incorporated
AOL LLC	The Gap, Inc.	Qwest Communications International Inc.
American Water Works Company, Inc.	Gartner, Inc.	Robert Half International Inc.
AMERIGROUP Corporation	GEO Group, Inc.	Safety-Kleen Systems, Inc.
AnnTaylor Stores Corporation	Getty Images, Inc.	Securitas Security Services USA, Inc.
APAC Customer Services, Inc.	Global Crossing Limited	Sirius XM Radio Inc.
APL Limited	Home Box Office, Inc.	SIRVA, Inc.
ARAMARK Corporation	HCA Inc.	Sony Ericsson Mobile Communications AB
Arbys Restaurant Group, Inc.	Hilton Hotels Corporation	Sports Authority, Inc.
AT&T Inc.	HNTB Corporation	Sprint Nextel Corporation
Automatic Data Processing, Inc.	The Home Depot, Inc.	The St. Joe Company
Avaya Inc.	Hubbard Broadcasting, Inc.	Staples, Inc.
Battelle Memorial Institute	Hyatt Hotels Corporation	Starwood Hotels & Resorts
Best Buy Co., Inc.	IKON Office Solutions, Inc.	TeleTech Holdings, Inc.
Big Lots, Inc.	IMS Health Incorporated	Tenet Healthcare Corporation
Blockbuster Inc.	InterContinental Hotels Group PLC	Thomson Reuters
Booz, Allen & Hamilton Inc.	International Game Technology	Tiffany & Co.
Burger King Holdings, Inc.	Iron Mountain Incorporated	Time Warner Inc.
Burlington Northern Santa Fe Corporation	J.C. Penney Company, Inc.	Time Warner Cable Inc.
Call Genie Inc.	The Joint Commission	T-Mobile USA, Inc.
Capitol Broadcasting Company, Inc.	Kaiser Foundation Health Plan, Inc.	Tribune Company
Cardinal Health, Inc.	Kelly Services, Inc.	Union Pacific Corporation
CB Richard Ellis Group, Inc.	Kohl’s Corporation	Unisource Worldwide, Inc.
CFA Institute	Laika, Inc.	United Air Lines, Inc.
Chanel, Inc.	Level 3 Communications, Inc.	United Parcel Service, Inc.
Cincinnati Bell Inc.	Longs Drug Stores Corporation	United States Cellular Corporation
CitiStreet LLC (now ING Groep N.V.)	LVMH Moët Hennessy Louis Vuitton SA	United Water Resources Inc.
Clear Channel Communications, Inc.	Macy’s, Inc.	Verizon Communications Inc.
Coach, Inc.	Marriott International, Inc.	Verizon Wireless Inc.
Comair, Inc.	The McGraw-Hill Companies, Inc.	Viacom Inc.
Comfort Systems USA, Inc.	Medco Health Solutions, Inc.	Viad Corp
Corporate Express US Inc.	Media General, Inc.	Vision Maker Worldwide
Cox Enterprises, Inc.	Merrill Corporation	Visiting Nurse Service, Inc.
Crown Castle International Corp.	MetroPCS Communications, Inc.	The Walt Disney Company
CSX Corporation	Motorola, Inc.	Wellpoint, Inc.
Cushman & Wakefield Inc.	NCS Pearson, Inc.	Williams-Sonoma, Inc.
The DIRECTV Group, Inc.	The New York Times Company	Winnebago Industries, Inc.
Discovery Communications, Inc.	Nokia Corporation	Wyndham Worldwide Corporation
Dow Jones & Company, Inc.	Norcal Waste Systems, Inc.	Yahoo! Inc.
eBay Inc.	Norfolk Southern Corporation	Yum! Brands, Inc.

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK’S COMPANY

May 1, 2009

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Brink’s Company’s 2009 proxy statement and 2008 annual report to shareholders are available at http://www.brinkscompany.com/py/proxy09.pdf and http://www.brinkscompany.com/ar/Brinks08.pdf

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20503000000000000000 0	050109

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the listed nominees.
1.	Election of Directors: two for a two-year term expiring in 2011 and three for a three-year term expiring in 2012.				The Board of Directors recommends a vote FOR the following proposal.
		WITHHOLD AUTHORITY:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	m Roger G. Ackerman m Betty C. Alewine m Michael J. Herling m Thomas C. Schievelbein m Robert J. Strang	Two Year Term Three Year Term Three Year Term Three Year Term Two Year Term

2.   Approve the Audit and Ethics Committee’s selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2009.

					☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
The undersigned hereby authorizes the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THE BRINK’S COMPANY

Proxy Card Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders, May 1, 2009

The undersigned hereby appoints Michael T. Dan, Frank T. Lennon and McAlister C. Marshall, II and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 1, 2009, at 1:00 p.m., Central Daylight Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

14475